AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Silicon Project An Initial Assessment Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. AngloGold Ashanti recognises that in preparing this report, the Qualified Person has, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of the Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report Summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Derek Nicholson Sections prepared: 1 - 25 _____________ Responsibility Technical Specialist ESTIMATION Alessandro Medeiros Silva EVALUATION QAQC Alessandro Medeiros Silva EXPLORATION Paul Fix GEOLOGICAL MODEL Derek Nicholson GEOLOGY QAQC Paul Fix GEOTECHNICAL ENGINEERING Emrich Hamman HYDROGEOLOGY Jonathan Gorman MINERAL RESOURCE CLASSIFICATION Alessandro Medeiros Silva ENVIRONMENTAL and PERMITTING Jonathan Gorman FINANCIAL MODEL Andrew Bridges INFRASTRUCTURE Andrew Bridges LEGAL Wayne Chancellor METALLURGY Wayne van Drunick MINE PLANNING Andrew Bridges /s/ Derek Nicholson AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Derek Nicholson, in connection with the Technical Report Summary for “Silicon Project, An Initial Assessment Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Derek Nicholson /s/ Derek Nicholson AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Contents 1 Executive Summary ............................................................................................................................... 7 1.1 Property description including mineral rights ................................................................................ 7 1.2 Ownership ................................................................................................................................... 8 1.3 Geology and mineralisation ......................................................................................................... 8 1.4 Status of exploration, development and operations ..................................................................... 9 1.5 Mining methods ........................................................................................................................... 9 1.6 Mineral processing ...................................................................................................................... 9 1.7 Mineral Resource and Mineral Reserve estimates ..................................................................... 10 1.8 Summary capital and operating cost estimates .......................................................................... 10 1.9 Permitting requirements............................................................................................................. 10 1.10 Conclusions and recommendations ......................................................................................... 11 2 Introduction .......................................................................................................................................... 11 2.1 Disclose registrant ..................................................................................................................... 11 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared ........ 11 2.3 Sources of information and data contained in the report / used in its preparation ...................... 12 2.4 Qualified Person(s) site inspections ........................................................................................... 12 2.5 Purpose of this report ................................................................................................................ 12 3 Property description ............................................................................................................................. 12 3.1 Location of the property ............................................................................................................. 12 3.2 Area of the property ................................................................................................................... 13 3.3 Legal aspects (including environmental liabilities) and permitting .............................................. 13 3.4 Agreements, royalties and liabilities ........................................................................................... 15 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 15 4.1 Property description ................................................................................................................... 15 5 History ................................................................................................................................................. 15 6 Geological setting, mineralisation and deposit ..................................................................................... 16 6.1 Geological setting ...................................................................................................................... 16 6.2 Geological model and data density ............................................................................................ 18 6.3 Mineralisation ............................................................................................................................ 21 7 Exploration ........................................................................................................................................... 22 7.1 Nature and extent of relevant exploration work .......................................................................... 22 7.2 Drilling techniques and spacing ................................................................................................. 23 7.3 Results ...................................................................................................................................... 24 7.4 Locations of drill holes and other samples ................................................................................. 24 7.5 Hydrogeology ............................................................................................................................ 25 7.6 Geotechnical testing and analysis ............................................................................................. 26 8 Sample preparation, analysis and security ........................................................................................... 26 8.1 Sample preparation ................................................................................................................... 26 8.2 Assay method and laboratory .................................................................................................... 27 8.3 Sampling governance ................................................................................................................ 28 8.4 Quality Control and Quality Assurance ...................................................................................... 28

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 8.5 Qualified Person's opinion on adequacy .................................................................................... 31 9 Data verification ................................................................................................................................... 31 9.1 Data verification procedures ...................................................................................................... 31 9.2 Limitations on, or failure to conduct verification ......................................................................... 31 9.3 Qualified Person's opinion on data adequacy ............................................................................ 32 10 Mineral processing and metallurgical testing ...................................................................................... 32 10.1 Mineral processing / metallurgical testing ................................................................................ 32 10.2 Laboratory and results ............................................................................................................. 32 10.3 Qualified Person's opinion on data adequacy .......................................................................... 33 11 Mineral Resource estimates ............................................................................................................... 33 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource 33 11.2 Key assumptions, parameters and methods used ................................................................... 35 11.3 Mineral Resource classification and uncertainty ...................................................................... 38 11.4 Mineral Resource summary ..................................................................................................... 39 11.5 Qualified Person's opinion ....................................................................................................... 40 12 Mineral Reserve estimates ................................................................................................................. 40 13 Mining methods ................................................................................................................................. 40 13.1 Requirements for stripping, underground development and backfilling .................................... 43 13.2 Mine equipment, machinery and personnel ............................................................................. 43 13.3 Final mine outline .................................................................................................................... 43 14 Processing and recovery methods ..................................................................................................... 44 15 Infrastructure ...................................................................................................................................... 45 16 Market studies ................................................................................................................................... 48 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 48 17.1 Permitting ................................................................................................................................ 48 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .. 49 17.3 Socio-economic impacts .......................................................................................................... 49 17.4 Mine closure and reclamation .................................................................................................. 49 17.5 Qualified Person's opinion on adequacy of current plans ......................................................... 49 17.6 Commitments to ensure local procurement and hiring ............................................................. 50 18 Capital and operating costs ................................................................................................................ 50 18.1 Capital and operating cost estimates ....................................................................................... 50 18.2 Risk Assessment ..................................................................................................................... 52 19 Economic analysis ............................................................................................................................. 52 19.1 Key assumptions, parameters and methods ............................................................................ 52 19.2 Results of economic analysis................................................................................................... 53 19.3 Sensitivity analysis .................................................................................................................. 53 20 Adjacent properties ............................................................................................................................ 53 21 Other relevant data and information ................................................................................................... 54 21.1 Inclusive Mineral Resource ...................................................................................................... 54 21.2 Inclusive Mineral Resource by-products .................................................................................. 54 21.3 Mineral Reserve by-products ................................................................................................... 54 AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................. 55 21.5 Additional relevant information ................................................................................................. 55 21.6 Certificate of Qualified Person(s) ............................................................................................. 56 22 Interpretation and conclusions ........................................................................................................... 56 23 Recommendations ............................................................................................................................. 57 24 References ........................................................................................................................................ 57 24.1 References .............................................................................................................................. 57 24.2 Mining terms ............................................................................................................................ 58 25 Reliance on information provided by the Registrant ........................................................................... 61 List of Figures Location map and infrastructure layout ..................................................................................................... 7 Location map and infrastructure layout. .................................................................................................. 13 Graphic log of the principal stratigraphic divisions exposed in the Silicon area ....................................... 19 3D view of Silicon orebody looking NW, 1.0 g/t Au in magenta and 0.35 g/t Au in blue ........................... 20 3D view of Silicon orebody looking NE, 1.0 g/t Au in magenta and 0.35 g/t Au in blue ............................ 20 Silicon alteration types based on thin section petrology and Terraspec™ analysis (Feox = Iron oxide). ... 21 Distribution of alteration minerals within specific alteration types, based principally on thin section petrology. Thickness of bars represents relative abundance and is only approximate. ........................... 21 Plan view of the Silicon project, highlighting the location of the Thompson-Silicon-Tramway fault corridor relative to AngloGold Ashanti mapped geology, faults and completed drill collar locations. .................... 24 Cross section view across Silicon deposit looking NW, highlighting mineralisation within the Silicon- Tramway fault corridor. Drill hole traces are shown in grey. .................................................................... 25 Z-score plotted over time for all Silicon project CRMs (50g fire assay gold, excluding blanks) ................ 29 Gold concentration plotted over time for all Silicon project CRMs (50g fire assay gold, excluding blanks) ............................................................................................................................................................... 29 Gold concentration reported for coarse blank material plotted over time for all Silicon project coarse blanks (50g fire assay gold). ................................................................................................................... 30 Preceding original sample assay versus coarse blank assay (50g fire assay gold) ................................. 30 HARD (Half Absolute Relative Difference) plot for Original vs Laboratory Pulp Checks, Field Duplicates, and Laboratory Prep Splits (50g fire assay gold) ..................................................................................... 31 Estimated recovery and opex cost per evaluated processing flowsheet .................................................. 33 Silicon inclusive Mineral Resource gold grade and tonnage curve .......................................................... 37 Yearly Production Schedule .................................................................................................................... 42 Ultimate optimised mineable pit shell outline ........................................................................................... 43 Final mine outline .................................................................................................................................... 44 Process Flow Diagram 12.5mm heap leach ............................................................................................ 45 Side-by-side comparison of the A) Au_ppm (fire assay) and B) AuL_ppm shake leach models .............. 55 Long section across the Silicon deposit depicting the preliminary heap leach recovery model and proposed $1,200 Pit outline in relation to the general oxide/fresh Interface and the various alteration domains .................................................................................................................................................. 56 AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 1 Executive Summary 1.1 Property description including mineral rights The Silicon project is an exploration stage property 100% owned by AngloGold Ashanti North America Inc. A Concept Study was completed in September 2021 and supports the reporting of a maiden Mineral Resource. The Silicon project is located approximately 12 kilometres east of the town of Beatty in Nye County, Nevada, United States of America. The project is within the Bare Mountains sub-district, of the Bullfrog Hills-Bare Mountains District. The Bullfrog Hills-Bare Mountains District is an historic mining centre that produced more than 3 million ounces of gold and 4 million ounces of silver, primarily from the Barrick-owned Bullfrog pit (2.6Moz Au, 4.2Moz Ag). Exploration drilling undertaken by AngloGold Ashanti to date has delineated significant gold mineralisation at the Silicon project, which is characterised as an epithermal system hosted in volcanic rock units. Location map and infrastructure layout The project was first presented to AngloGold Ashanti in early-2016 with the earn-in Option Agreement with then-owners Renaissance Gold Inc. (RenGold) signed on 21 June 2017. The agreement gave AngloGold Ashanti an option to acquire a 100% interest in the project through total payments of $3M to RenGold over three years. This option was fully exercised on 3 June 2020, with RenGold maintaining a 1% net smelter return (NSR) on a defined area of interest on the Silicon project. On 18 August, RenGold announced that, subsequent to their merger with Evrim Resources Corp., the newly combined company would be re-named as Orogen Royalties, Inc. (OGR-TSX). The Silicon project area is currently comprised of a block of 949 unpatented mining claims on federally owned public lands, administered by the Bureau of Land Management (BLM). The initial land holding comprised of 277 unpatented mining claims held under Renaissance Exploration Inc., a subsidiary of Renaissance Gold Inc. Subsequently, AngloGold Ashanti have completed three phases of claim staking, contiguous to the original claim package, for an additional 672 unpatented mining claims. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 The Silicon claim block consists solely of unpatented mining claims. In terms of permitting requirements and any encumbrances to the property controlled by AngloGold Ashanti for mining purposes, the regulatory and financial framework for the control of claims and the use of federal lands for mining purposes is well defined, well executed, supported by legal precedent, and therefore predictable. Relevant US federal and Nevada state laws provides procedures through which mining enterprises can claim mining rights. Permitting requirements, and the right to conduct mining operations on federal land, are governed by a series of federal and state regulations that require, amongst other things, a Plan of Operations (PoO) (submitted to BLM), and Environmental Assessment, and/or Environmental Impact Statement. The timely submission of these documents, and other applicable permits, grants the mining company the exclusive right to conduct mining operations consistent with its PoO and permits. With regards to royalties, there is an underlying royalty of 2.5% NSR, which applies to all 949 claims in the property land package. The royalty is divided between RenGold (1% NSR) and Altius Minerals (1.5% NSR). There are no buyback provisions. There are no royalties that are required to be paid to either the state or federal government. Exploration drilling completed at Silicon comprises 89 Reverse Circulation (RC) drill holes and 38 diamond drill holes for a total of 127 drill holes. In addition to Mineral Resource definition drilling, detailed geological mapping at 1:5,000 scale was completed over a total of 58km2. Ground geophysics was carried out on the project including a total of 1,307 line kms of IP/resistivity, ground magnetics and gravity surveys. Geochemical sampling comprising outcrop rock chip sampling and a 2.6km by 2.3km soil survey was also carried out at various phases of the exploration program. The drilling program is continuing to infill and further delineate the deposit, as well as collect testwork material in support of the planned PFS. 1.2 Ownership Regarding property ownership, the relevant land containing the Silicon orebody is owned by the United States federal government. Use of this land is administered through the U.S. Department of the Interior by the BLM. The U.S. government is required by law to administer the claims in a manner that will facilitate multiple uses of the property whenever feasible (e.g., allowing for both prospecting and recreational uses of BLM land). Relevant US federal and Nevada state laws provide procedures through which mining enterprises can claim mining rights through what are known as unpatented mining claims. Once initially staked in accordance with federal and state statutes, AngloGold Ashanti can maintain its claims by submitting annual maintenance fees and additional filings reflecting their intent to maintain the claim. AngloGold Ashanti's unpatented mining claims, together with certain required permits that have already been obtained or will be obtained in due course, provide it the exclusive right to explore for and produce gold and certain other valuable minerals from the lands covered by the claims. There is no expiration of AngloGold Ashanti's rights to operation on its mining claims so long as required fees and filings are made in a timely manner. The Silicon project is 100% owned by AngloGold Ashanti North America Inc, which is wholly owned by the registrant of this TRS, AngloGold Ashanti Limited. 1.3 Geology and mineralisation The Silicon project resides within the southern extension of the Walker Lane trend and overlies the far- western margins of the southwestern Nevada volcanic field (SWNVF). The SWNVF comprises an overlapping complex of calderas (Timber Mountain-Oasis Valley caldera complex) about 30 kilometres northeast of Silicon, that developed between 15 and 11 Ma. The geology of the Silicon project comprises a stack of ignimbrite sheets, cut by complex listric faulting. Mineralisation occurred at ~ 11.6 Ma in the hiatus between large-scale ignimbrite events, in apparent association with rhyolitic volcanism. There is a strong structural control to the mineralisation, with it being centred on the Silicon-Tramway faults. The Thompson Fault to the east appears to form a boundary to the mineralisation.

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 Silicon is interpreted as an epithermal high-level expression of a magmatic-derived advanced argillic alteration system. Actual gold deposition appears to have occurred under less acidic and low to intermediate sulphidation conditions. Mineralisation at Silicon exhibits a strong vertical control and is strongly associated with the emplacement of hydrothermal breccias whose matrix is composed of black quartz-pyrite or in quartz +/- pyrite veinlets zones. Pre-existing faults, particularly the Silicon-Tramway fault system, strongly controlled the emplacement of the hydrothermal breccias and quartz +/pyrite veinlet zones. A stratigraphic control on mineralisation is at best a second order feature; but the overwhelming control to mineralisation appears to be structure. In general, gold grades appear associated with the presence of pyrite. In places where higher-grade gold grades occur associated with quartz-pyrite veinlets and stringers, vein textures such as crustiform- colloform banding and platy calcite can be locally seen. A significant portion of the intermediate grade (1- 3 g/t Au) gold mineralisation recognised to date is found within the advanced argillic alunite-quartz alteration zone, with lesser amounts in illitic, argillic, and even propylitic alteration zones. Two separate hydrothermal events, one related to the early formation of the broad advanced argillic alteration and the other related to the subsequent gold mineralisation, are interpreted to have been superimposed. 1.4 Status of exploration, development and operations Currently Silicon is classified as an Exploration Project. A Concept Study, equivalent to an Initial Assessment, was recently completed in September 2021. Further exploration and metallurgical drilling is currently underway, and the planning for a 2022 Pre-Feasibility Study (PFS) has commenced. The aim of the Concept Study was to develop a business case for the Silicon project that aligns with the overall AngloGold Ashanti business strategy, to assess and demonstrate the project viability as a suitably attractive investment opportunity to justify progression of studies to a PFS level. Priorities for the Concept Study were to support the declaration of the Mineral Resource, and also to develop a fit for purpose initial mine design and processing solution that focuses on open pit mining with heap leaching processing, which can be progressed readily towards operation. Alternative processing options were also investigated for initial evaluation and assessment, which will also support further option analysis in subsequent studies. 1.5 Mining methods The Silicon deposit is generally a large low-grade deposit, with a smaller high-grade core (expanding at depth). The nature of the Silicon ore body lends itself to conventional large-scale open pit mining, which was the mining method chosen for the Concept Study. Conventional drill and blast would be followed by conventional load and haul, using a combination of large-scale hydraulic shovel/excavator and rigid body dump trucks. The material mined would be transported to the run-of-mine (ROM) stockpile, where it would be either tipped directly into the crusher or stockpiled to be fed later. 1.6 Mineral processing Nevada has a strong presence of heap leach (HL) operations, while some ores are refractory and require more complex process flowsheets. Three broad flowsheets were evaluated in the Concept Study to cover the extremes of capital, operating costs and level of complexity. These included heap leaching (ROM and crushed leach); conventional milling and leaching; and finally; milling with a float-fine-grind (FFG) leach circuit. Both milling options included gravity recovery. An extensive metallurgical program tested the recovery response of ores from four main alteration/weathering ore types. A few P100 44mm crushed leach column tests were conducted on PQ core to inform on the potential recovery for a ROM heap leach. The estimated gold recovery displayed lower recoveries, albeit at the lowest cost. A crushed leach with a P100 of 12.5mm achieved the best economic result, where recovery was improved for a moderate increase in costs. The conventional leaching and float-fine-grind (FFG) options had further improved recoveries, but these were over-shadowed by increases in cost. The 12.5mm crushed leach option provided the best outcome at the Concept Study level and was selected as the preferred case for the study. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 10 1.7 Mineral Resource and Mineral Reserve estimates The Mineral Resource is classified as an Inferred Mineral Resource and supported by the outcomes of the Concept Study. A PFS has not been completed and therefore no Mineral Reserve has been defined. The entire Mineral Resource is located at the Silicon deposit and based on a $1,500/oz pit optimisation (GEOVIA Whittle™) considering costs of bulk mining and heap leaching treatment to demonstrate reasonable prospects of economic extraction, based on cut-off grades to consider mining and treatment of material from oxidized alteration to fresh. Exclusive gold Mineral Resource Silicon Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 120.44 0.87 104.96 3.37 1.8 Summary capital and operating cost estimates The capital costs were derived from various sources. The surface mining capital costs were estimates based on literature review from studies and operational reports from projects of similar size. The processing capital was developed by metallurgy and process engineering consultants Forte Dynamics (Forte). The heap leach capital was developed by geotechnical consultants NewFields. The stay-in-business capital (SIBC) is an estimate based on literature review of other studies and operations of similar size. A 30% contingency has been applied to the direct capital costs, surface mining and access road capital costs. The surface mining cost was developed from equipment numbers, operating hours and hourly costs, including labour. The process operating cost was developed based on labour, operating costs including reagents, power and maintenance. The closure and general/administration costs are an estimate based on other studies and operations of a similar size. OPEX • Mining cost $2.03/tonne • Processing cost $3.82/treated tonne • Closure cost $0.12/tonne • General and Administration $0.5/treated tonne • Stay-in-business capital $0.382/treated tonne CAPEX (including 30% contingency) • Surface mining $11M • Crushing and Grinding $160M • Heap leach $61M • Access Road $8 1.9 Permitting requirements With regard to required permitting activities, to conduct mining operations on federal lands managed by the BLM, a mine operator (AngloGold Ashanti) must submit a Plan of Operations for BLM approval. AngloGold Ashanti currently holds a Plan of Operations and Decision Record/FONSI with the BLM to conduct exploration activities on the BLM lands that make up the Silicon claim block. As to future permitting, the required permits to operate a mine in Nevada have been compiled by the Nevada Division of Minerals (NDOM) and are available to miners on the NDOM website. The Bureau of Mining Regulation and Reclamation (BMRR), a division of NDOM, regulates mining in the state of Nevada. Any exploration, mining, milling, or other beneficiation process activity that proposes to create disturbance of five acres (2 ha) or greater, or that will remove in excess of 36,500 tons (33,113 tonnes) of material in any calendar year, requires a reclamation permit to be issued by BMRR. Depending on the nature of AngloGold Ashanti’s operations in Nevada, a number of other state permits may ultimately be required such as an Air Quality Operating Permit and a Water Pollution Control Permit. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 1.10 Conclusions and recommendations The December 2021 Silicon Mineral Resource is compiled in accordance with AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve, and following S- K 1300 requirements of the US Securities and Exchange Commission (SEC). Information presented and used is according to the project stage and no fatal flaws have been identified during internal peer reviews and project study steering committees. The Silicon project is currently at a Concept Study stage (equivalent to/synonymous with an Initial Assessment) and reflects a robust low all-in-sustaining costs (AISC) operation that shows considerable upside potential and warrants progression to a PFS level. Exploration work is ongoing, with infill drilling as well as further delineation of the deposit that is currently open in most directions. Plans are in place to advance the project through to the PFS study stage for optimisation of the current preferred heap leach open pit operation and to investigate possible alternative processing routes and mining options. In support of this will be drilling to increase the geological confidence to an Indicated Mineral Resource suitable for Mineral Reserve development, and completion of further metallurgical, environmental and geotechnical testwork and assessment. Whilst the information provided supports a Mineral Resource declaration, the level of study and level of drilling does not allow for a Mineral Reserve to be declared at this time. 2 Introduction 2.1 Disclose registrant The registrant is AngloGold Ashanti Limited. 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared This report was prepared for disclosure of a 2021 Mineral Resource for the Silicon project, based on the AngloGold Ashanti Concept Study, and considering a reasonable prospect of economic extraction at $1,500/oz Gold Price. The AngloGold Ashanti Concept Study is equivalent to an Initial Assessment. The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The Qualified Person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request. Terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve (hereinafter referred to as the Guidelines for Reporting) and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. The Mineral Resource is unmined and is quoted as at 31 December 2021. It is fully located within the Silicon Concept Study pit. This report uses the International System of Units (metric system) throughout, with metric tonnes (t) and all ounces (oz) are Troy ounces. However, where US Customary System (USCS) units are presented the equivalent in metric is also provided, with US short tons reported as tons (tn). Abbreviations used in this report: gold – Au and silver – Ag. The reference coordinate system used on the location of properties as well as infrastructure and licenses maps / plans is latitude longitude geographic coordinates, World Geodetic System (WGS84) or Zone 11 North of the Universal Transverse Mercator (UTM) projection, with the NAVD88 Geoid as height datum. All figures are expressed on an attributable basis unless otherwise indicated. Unless otherwise stated, $ or dollar refers to United States dollars. Rounding off of numbers may result in computational discrepancies. To reflect that figures are not precise calculations and that there is uncertainty in their AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 12 estimation, AngloGold Ashanti reports tonnage, content for gold and silver to two decimals. Group and company are used interchangeably in this report, as well as Mine, operation, business unit and property. 2.3 Sources of information and data contained in the report / used in its preparation This report has been prepared for AngloGold Ashanti, based on the Silicon project Concept Study and information provided by the technical specialists and Qualified Person. The Concept Study assessed and demonstrated the project viability as a suitably attractive investment opportunity that meets AngloGold Ashanti’s business strategy and justifies progression of studies to a PFS. The priority for the Concept Study was to develop a fit for purpose initial mine design and processing solution that focuses on open pit mining with heap leaching processing, which can be progressed readily towards operation. Alternative processing options were also investigated for initial evaluation and assessment, which will also support further option analysis in subsequent studies. The Silicon Concept Study was undertaken by the AngloGold Ashanti Growth and Exploration team with support from members of the AngloGold Ashanti COO International Technical team. External consulting support in metallurgy, processing and engineering was provided by US-based consultants NewFields and Forte Dynamics. 2.4 Qualified Person(s) site inspections The QP has verified the data being reported on and used as the basis of this Technical Report Summary by: • Visiting the project and confirming the geology and mineralisation • Visiting the core and RC storage areas and inspecting sampling procedures • Reviewing drill core and RC/core logging procedures • Verifying the location of drill holes in the field • Reviewing QA/QC protocols • Reviewing quality analysis of RC/DD twin data 2.5 Purpose of this report This is first-time reporting of the Technical Report Summary for this project. There are no previously filed Technical Report Summaries for this project. Reporting in this Technical Report Summary supports the declaration of Mineral Resource for the Silicon project. 3 Property description 3.1 Location of the property The Silicon project is located approximately 12 kilometres east of the town of Beatty in Nye County, Nevada, USA. The project is comprised of 949 federal unpatented mining claims within the Bare Mountains sub-district, of the Bullfrog Hills-Bare Mountains district. The unpatented mining claims are on public federal land administered by the BLM.

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 13 Location map and infrastructure layout. The state of Nevada is considered to be a low risk, politically stable, well-regulated and highly rated mining jurisdiction. Mining in the United States has the benefit of occurring in a United States dollar denominated jurisdiction with low inflation and easy access to key commodity and other suppliers. The Silicon project is described in this study as an open pit mine with ore processing primarily using the heap leaching method. Both open pit mining and heap leach ore processing are well established in gold mining in the western United States and the state of Nevada. 3.2 Area of the property The area of the Silicon project is 949 claims which equates to an area of 79 km2. 3.3 Legal aspects (including environmental liabilities) and permitting The relevant land containing the Silicon orebody is owned by the United States federal government. Use of these lands is administered through the U.S. Department of the Interior by the BLM. The regulatory framework for the acquisition of claims and the use of federal lands is well defined, well executed, supported by legal precedent, and therefore predictable. Relevant US federal and Nevada state laws provide procedures through which mining enterprises can claim mining rights through what are known as unpatented mining claims. In general, this process requires the miner to physically place stakes in the ground at each of the four corners of the land it intends to claim, along with a fifth stake known as a location monument that includes a hard copy posting describing the claim and the claimant. Once a claim has been physically staked on the ground, the miner must then submit certain filings and fees to the official public records of both the local county government and the BLM. Over time, miners can maintain their claims by submitting annual maintenance fees and additional filings reflecting their intent to maintain the claim. To conduct mining operations on federal lands managed by BLM, a mine operator must submit a plan of operations for BLM approval. The regulations applicable to mining on BLM lands are found at 43 CFR (Code of Federal Regulations) Part 3809. The Nevada Division of Environmental Protection (NDEP), Bureau of Mining Regulation and Reclamation (BMRR) regulates mining in the state of Nevada. Any exploration, mining, milling, or other beneficiation process activity that proposes to create disturbance of AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 14 five acres (2 ha) or greater, or that will remove in excess of 36,500 tons (33,112 tonnes) of material in any calendar year requires a reclamation permit to be issued by the BMRR. Depending on the nature of AngloGold Ashanti operations in Nevada, a number of other state permits may ultimately be required such as an Air Quality Operating Permit, NRS (Nevada Revised Statutes) 445B.100 through 445B.640, NAC (Nevada Administrative Code) 445B.001 through 445B.3689 and a Water Pollution Control Permit, NRS 445A.300 through 445A.730, NAC 445A.350 through 445A.447. AngloGold Ashanti’s unpatented mining claims, together with a Plan of Operations (PoO) and the permits that will be obtained in due course, provide it the exclusive right to explore for and produce gold and certain other valuable minerals from the lands covered by the claims. There is no expiration of AngloGold Ashanti's rights to operation on its mining claims so long as required fees and filings are made in a timely manner. AngloGold Ashanti holds a PoO and Decision Record/FONSI with the BLM to conduct exploration activities on BLM land in Nye County, NV. Environmental baseline studies were conducted as part of the Exploration PoO with the BLM and these studies identify and address, among other things, historical/cultural sites of note, relevant wildlife habitats and activities, etc., all as defined by the BLM. As to future permitting, the required permits to operate a mine in Nevada have been compiled by the Nevada Division of Minerals (NDOM) and are detailed in Patterson (2018) and available on the NDOM website: https://minerals.nv.gov/uploadedFiles/mineralsnvgov/content/Programs/Mining/SPL6_StAndFedPermitsR equired_Upd20180730das.pdf. The data required for the various applications will be compiled during the PFS phase. The timelines for application submittal, agency review, and agency approval are established by agency guidance. AngloGold Ashanti anticipates submitting technical and administratively complete applications and receiving timely approval. More specifically, after disclosing an Intent to Mine to the BLM, a Baseline Data Needs Assessment Form is compiled by the BLM to guide the needed content of the baseline studies. After review and approval of the baseline study plans by BLM, and with input from Nevada Department of Environmental Protection (NDEP) Bureau of Mining Regulation and Reclamation (BMRR), baseline studies commence along with the development of the mining Plan of Operations. These documents are pieces necessary for the development of an Environmental Impact Statement (EIS). The BLM has recently issued updated guidance (Memorandum to Assistant Secretaries, Heads of Bureaus and Offices, NEPA Practitioners, Additional Direction for Implementing Secretary’s Order 3355, From the Deputy Secretary of the Interior, April 27, 2018) on the requirements for preparation of the EIS, which controls the timeline for issuance of the Record of Decision which represents the delivery of the mining permit. The new guidance specifies the steps that must be completed prior to the initiation of an EIS Process Timeline. In the case of the Silicon project, AngloGold Ashanti has followed the process described above to obtain and hold unpatented mining claims covering the Silicon Mineral Resource. The U.S. government continues to hold the ultimate title to the lands subject to these claims and is required by law to administer the claims in a manner that will facilitate multiple uses of the property whenever feasible (e.g., allowing for both prospecting and recreational uses of BLM land). However, AngloGold Ashanti’s unpatented mining claims, together with certain required permits that have already been obtained or will be obtained in due course, provide it the exclusive right to explore for and produce gold and certain other valuable minerals from the lands covered by the claims. At the present exploration stage, AngloGold Ashanti is not yet authorised to exclude third parties who wish to use the lands covered by AngloGold Ashanti’s unpatented mining claims for non-mining purposes (e.g., recreational users). This is standard practice for early-stage mining projects developed on BLM lands, and as AngloGold Ashanti progresses its operations, it will eventually seek authorisation from the BLM to erect fencing and exclude other users, regardless of their proposed use, for safety reasons. In summary, AngloGold Ashanti presently holds the exclusive rights to explore for, mine, and produce gold from the Silicon orebody (subject to acquisition of certain required permits which are not yet ready for application) by virtue of its ownership of unpatented mining claims covering the relevant lands. These rights can (and will) be maintained through AngloGold Ashanti’s continued compliance with the BLMs annual claim maintenance requirements, including required filings and payments of annual fees. There are no legal proceedings at this time that may have an influence on AngloGold Ashanti's right to prospect or mine the Silicon claims. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 15 Government/statutory requirements are specified in well-established federal and state statutes/regulations controlling, in large part, the permitting process. A Preliminary Legal Register of all applicable federal, state and local statutes was prepared as part of the Concept Study and will be updated during the PFS. Further, a detailed matrix of all permitting requirements was also prepared, which will be used by the project team to guide permitting activities at the local, state and federal level. The Nevada Division of Environmental Protection (NDEP), Bureau of Mining Regulation and Reclamation (BMRR) regulates mining in the state of Nevada. Any exploration, mining, milling, or other beneficiation process activity that proposes to create disturbance of five acres (2 ha) or greater, or that will remove in excess of 36,500 tons (33,113 tonnes) of material in any calendar year requires a reclamation permit to be issued by the BMRR. Depending on the nature of AngloGold Ashanti operations in Nevada, a number of other state permits may ultimately be required such as an Air Quality Operating Permit, NRS 445B.100 through 445B.640, NAC 445B.001 through 445B.3689 and a Water Pollution Control Permit, NRS 445A.300 through 445A.730, NAC 445A.350 through 445A.447. 3.4 Agreements, royalties and liabilities There is an underlying royalty of 2.5% NSR, which applies to all 949 claims in the property land package. The royalty is divided between RenGold (1% NSR) and Altius Minerals (1.5% NSR). There are no buyback provisions. The Silicon project is 100% owned by AngloGold Ashanti North America Inc, which is wholly owned by the registrant of this TRS, AngloGold Ashanti Limited. Closure planning for the Silicon project is conceptual at this time. The required closure content at the time of the initial application to mine is for a Tentative Plan for Permanent Closure. This plan will have sufficient technical detail to align with the bonding for closure. The state guidance on closure planning and plans is well established and published. The key state element will be the cost forecasting of the closure planning. The cost estimates are determined using an industry-agency reclamation calculator that codifies and links most closure activities to standardised equipment and earthmoving costs. The bond for the closure costs will be held by the BLM in conjunction with the State of Nevada. AngloGold Ashanti has a bond for the Silicon exploration project. That bond would be converted to a mine-related bond on successful permitting of the Silicon mine project. 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Property description The Silicon project is located within the Bare Mountains sub-district, of the Bullfrog Hills-Bare Mountains district, approximately 12 km east of the town of Beatty in Nye County, Nevada, and 190 km from Las Vegas. Access to the project site is via 17 km of unpaved road off Interstate Highway US-95, approximately 2.4 km south of Beatty. The topography at Silicon varies from low hills and desert plains to locally very steep, rocky and rugged hills. These are typically covered with sparse, low brush including creosote, four-wing saltbush, rabbit brush and ephedra. Total topographic relief is approximately 366 m (1,200 ft), with elevations ranging from 1,091 to 1,460 m (3,580 to 4,789 ft). Average annual temperatures range from -1°C (30°F) to 37°C (98°F) and is rarely below -6°C (22°F) or above 40°C (104°F). The hot season lasts for 3.3 months (early-June to mid-Sept), while the cold season lasts for 3.2 months (mid-November to late-February). The Beatty area receives an average of 13 cm (5 inches) of rain per year (US average is 97 cm (38 inches of rain per year). 5 History Small-scale historical opal-cinnabar workings are scattered throughout the Silicon project area, with an inferred low total production. Ceramic-grade high-purity silica was mined from a small open cut and adits within acid-leached Topopah Spring Tuff at the Silicon mine between 1919 and 1929 (Kral, 1951). An area of mercury mineralisation to the immediate south and southwest of Silicon was drill tested with vertical rotary drill holes in the early 1990s. These reportedly contained local intervals of anomalous gold AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 16 (Ristorcelli and Ernst, 1991). The main zone of water-table silica and advanced argillic alteration at Silicon was never drilled tested. Silicon resides within the greater Bullfrog Hills - Bare Mountain District. Regionally there are bonanza quartz-adularia veins in volcanic rocks to the west (Bullfrog, Mayflower), disseminated bulk tonnage gold in volcanic rocks to the northwest (North Bullfrog), and Carlin-like deposits (Mother Lode, Secret Pass, Daisy) in varying rock types to the south. At the time of AngloGold Ashanti's entry, Silicon represented a large area of extensive and pervasive, high-level alteration in a region with significant metal endowment that had received minimal modern exploration. No historical Mineral Resource, Mineral Reserve estimates or gold mining operations are known from the Silicon project claims. 6 Geological setting, mineralisation and deposit 6.1 Geological setting Silicon lies immediately to the southwest of the Timber Mountain-Oasis Valley caldera complex in the southwestern Nevada volcanic field (SWNVF). The geology is dominated by Miocene rhyolites and related epiclastic units. Seven nested rhyolitic calderas occur within 35 km of the project and there are local areas of rhyolitic domes. The volcanic stratigraphy of the area is complex. In general, the volcanic rocks of the Silicon area are lower in the stratigraphic sequence. Fridrich (1998) labelled this area the Tram Ridge horst and attributed its formation to the interplay of faulting associated with the Fluorspar Canyon detachment fault. Schilling (1994) ascribes the horst to doming on the underlying Fluorspar Canyon detachment surface at depth. Alternatively, the horst may be the result of an intrusive body at depth with related uplift, which in turn suggests a possible underlying heat source for the hydrothermal mineralisation. The greater Silicon area has been mapped at a 1:5,000 scale, supplemented by detailed logging of diamond drill holes. Stratigraphic nomenclature for Tertiary units is largely based on Carr et al (1996) with minor revisions. A simplified graphic log of the host volcanic stratigraphy to the deposit is illustrated in section 6.2. The oldest units in the area are exposed in drill core and comprise ignimbrites tentatively ascribed to the Tunnel and Lithic Ridge Formations. The oldest unit exposed on surface is the Rhyolite of Picture Rock (14 Ma). Directly north of Silicon, the Rhyolite of Picture Rock is in structural juxtaposition with ignimbrite sheets assigned to the Tram Tuff (~13.4 Ma). In diamond drill holes collared in Beatty Wash, the Tram Tuff is underlain and overlain by sedimentary deposits that are ascribed to the lower and upper rocks of Pavits Spring (terminology modified after Car et al., 1996). To the southeast of Silicon prospect, poorly exposed units ascribed to the Tram Tuff are disconformably overlain by non-welded to moderately welded ignimbrite sheets ascribed to the Bullfrog Tuff (~13.25 Ma). Planar and cross-stratified pebbly sandstone deposits lie along the unconformity and are ascribed to the upper Pavits Spring. The contact between the Bullfrog Tuff and overlying Topopah Spring Tuff (12.8 Ma) is conformable. The sequence includes a visually distinctive densely welded, crystal-poor, lithophysae-rich ignimbrite that forms a useful marker for structural and stratigraphic reconstruction. Weakly to moderately welded ignimbrite of the Yucca Mountain Tuff is distinguished by its crystal-poor nature, and stratigraphic position below strongly welded ignimbrite units of the overlying Tiva Canyon Tuff (12.7 Ma). A sequence of volcanogenic sedimentary and pyroclastic rocks bound by unconformities, herein termed the Owl Canyon sequence (modified after Schilling, 1994), was deposited after cessation of Paintbrush Group volcanism. The Owl Canyon sequence is a critical unit at Silicon as a thick chalcedony blanket is localized within the basal conglomerate unit. The basal unconformity beneath the Owl Canyon sequence transgresses earlier stratigraphic units, including rocks of the Paint Brush and Crater Flat groups. Bedding in the basal portion of the Owl Canyon sequence is at a high angle to the welding foliation in the underlying ignimbrites, indicating the contact is an angular unconformity. Field observations imply that an extensive landscape was developed at that time, with significant topographic relief. The Owl Canyon Sequence is interpreted as filling extension related basins within this ancestral landscape. The lower portion of the Owl Canyon sequence consist of polymictic, pebble-boulder conglomerates interbedded with sandstones derived from debris flows and lower-flow regime traction currents. The conglomerates are thickest in the

AngloGold Ashanti Silicon - 31 December 2021

vicinity of the Silicon prospect and thins or is absent along other segments of the unconformity. The middle division of the Owl Canyon sequence comprises diffusely stratified to thinly bedded, clast-supported granular to pebbly sandstone beds. The upper division of the Owl Canyon sequence is dominated by thickly bedded lapilli tuff deposits. Shallowing of bedding dips stratigraphically upwards in the Owl Canyon Sequence and is interpreted to record progressive infilling of a basin.

To the west of Silicon, the upper division of the Owl Canyon sequence is unconformably overlain by the Rhyolite of Fluorspar Canyon (11.62 Ma). Elsewhere on the property, Rainer Mesa tuff sits unconformably on top of the Owl Canyon sequence. The voluminous Rainier Mesa Tuff and Ammonia Tanks Tuff erupted from the Timber Mountain caldera complex at 11.6 and 11.45 Ma, respectively, and form the principal stratigraphic divisions of the Timber Mountain Group.

The two major district-scale structures in the greater Silicon area are the Fluorspar Canyon detachment fault and the Bare Mountain range front fault. The Fluorspar Canyon detachment fault is a district-scale west-east structural break separating lower plate deformed Cambrian-to-Devonian sedimentary rocks to the south from upper plate Miocene volcanic rocks to the north. The general Silicon area lies to the north of the Fluorspar Canyon fault and marks the eastern mapped limit of the underlying detachment that is assumed to underlie the prospect. An east-west interpretive cross section by Schilling (1994) covering the Silicon area depicts listric faults soling to the west into the underlying Fluorspar Canyon detachment at depth.

The exact location of the eastern terminus of the Fluorspar Canyon detachment fault has long been unresolved. Recent drilling by Corvus Gold suggests that just west of the Mother Lode deposit the Fluorspar Canyon detachment fault bends into a pre-existing north-trending rhyolite dyke-filled structural zone, forming a large broken zone; this broken zone in turn hosts the Mother Lode mineralisation (Wilson et al, 2018). The current interpretation would have the Fluorspar Canyon detachment continuing northward to the Silicon property line. At approximately that point, gravity geophysics detects a relatively dense body at depth, interpreted as indicating Paleozoic limestones at 300-500m below surface.

The second major tectono-structural element within the district is the Bare Mountain fault. This range front fault borders the eastern side of the Bare Mountains and separates outcropping Paleozoic rocks to the west from valley fill to the east. Regional geophysics (residual gravity) strongly suggests the Bare Mountain fault continues northward under cover, with an inferred convergence with the Thompson fault within the Silicon area (Kucks et al, 2006).

The district structural architecture displays a prominent northeast fabric, which is truncated and transferred by northwest trending structural elements. The northwest-southeast striking Thompson fault zone represents the major first order structural element of the Silicon area and has a moderate-to-steep dip, dominantly to the southwest. On surface, the Thompson fault zone forms a corridor, typically ranging in width from 160 to 250m, within which structural blocks and thin slivers of more competent rock are separated by cataclasite, fault gouge and chalcedonic veins, some with boxwork (Schilling, 1994).

Multiple lineation generations document a complicated fault history. The alteration/mineralisation at Silicon is centred on the Silicon-Tramway fault corridor, in close proximity to where it intersects and offsets the east-northeast trending Pinnacles fault. Observations from systematic field mapping and logging of diamond drill core suggest a protracted history of structural reactivation within the project area.

At Silicon, a large-scale pervasive alteration system is centred on a 20m thick chalcedony blanket and silicic alteration which in turn is haloed by advanced argillic, argillic, and propylitic alteration. This alteration is commonly fine-grained and can be texture-destructive, particularly within the advanced argillic zone. In general, the alteration at Silicon is believed to have formed above and below the paleo-water table; this is marked by an extensive zone of chalcedonic replacement of a pre-existing debris flow (the chalcedony blanket).

Mineralisation occurred at ~ 11.6Ma in the hiatus between large-scale ignimbrite events, in apparent association with rhyolitic volcanism. There is a strong structural control to the mineralisation, with it being centred on the Silicon-Tramway faults. The Thompson Fault to the east appears to form a boundary to the mineralisation. Mineralisation remains open, particularly at depth in high-grade veins.

There is a large 4 by 2 km alteration footprint, with advanced argillic alteration and silicification centred on

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the Silicon-Tramway faults and extending to significant depths, greater than 350m below the surface. This large-scale alteration preceded Au mineralisation which is directly associated with black quartz-pyrite hydrothermal breccias with quartz-(pyrite) veins following. The latest hydrothermal event was pink alunite veining which represents a return to extreme acidic conditions.

Overall, Silicon is interpreted as an epithermal high-level expression of a magmatic-derived advanced argillic alteration system. Actual gold deposition appears to have occurred under less acidic and low to intermediate sulphidation conditions. Analog deposits include Goldfield, Nevada; Yanacocha, Peru; and Summitville, Colorado; however, these deposits contain significantly more copper, arsenic, and vuggy silica than is observed at Silicon.

Mineralisation at Silicon exhibits a strong vertical control and is strongly associated with the emplacement of hydrothermal breccias whose matrix is composed of black quartz-pyrite or in quartz +/- pyrite veinlets zones. Pre-existing faults, particularly the Silicon-Tramway fault system, strongly controlled the emplacement of the hydrothermal breccias and quartz +/pyrite veinlet zones. A stratigraphic control on mineralisation at best is a second order feature; the overwhelming control to mineralisation appears to be structure.

In general, gold grades appear associated with the presence of pyrite. Metallurgical testing clearly shows gold grains occurring as inclusions within pyrite. In places where higher-grade gold grades occur associated with quartz-pyrite veinlets and stringers, vein textures such as crustiform-colloform banding and platy calcite can be locally seen.

A significant portion of the intermediate grade (1-3 g/t Au) gold mineralisation recognised to date is found within the advanced argillic alunite-quartz alteration zone, with lesser amounts in illitic, argillic, and even propylitic alteration zones. Two separate hydrothermal events, one related to the early formation of the broad advanced argillic alteration and the other related to the subsequent gold mineralisation, are interpreted to have been superimposed. The alunite-quartz (advanced argillic) alteration appears to have acted as a seal on the hydrothermal system; rupturing of this seal caused black quartz-pyrite-Au deposition. In summing up these general features, Silicon appears to be a high-level variant of magmatic condensate-derived advanced argillic alteration with much in common with high sulphidation deposits.

6.2 Geological model and data density

Regional and deposit-scale litho-structural models were initially constructed during the Silicon Scoping Study (2019). The main geological focus for the Concept Study was refinement to the deposit-scale structural model, and construction of a new alteration model to align with the new mineralisation model update. An interim mineralisation model was completed in Leapfrog™, then a detailed core logging review lead by the QP commenced in early 2021, which resulted in identifying all mineralizing fault contacts and an alteration assemblage baseline for the alteration model interpretation. The alteration model interpretation was done in Leapfrog and facilitated by spectral data, RC/core photos and mineralised zones. An update to the Concept Study model was completed in November 2021, incorporating additional drilling up to mid-October 2021. The Silicon exploration drill program is planned in reference to the current geological models (mineralisation, alteration, structure and geophysical 3D inversions) for infill and further extensions to the northwest, southeast and down-plunge of known mineralisation. Recommendations have been made for a thorough review on Silicon lithologies, stratigraphy and secondary/tertiary structures during the upcoming PFS.

The density of sampling along drillholes, in conjunction with the drill spacing, is sufficient for the Inferred Mineral Resource classification of the Mineral Resource estimate as well as for the supporting statements referring to the geological understanding and potential for further exploration success in the immediate vicinity of the resource.

The Silicon exploration drill program is guided by the geological interpretation of regional-local stratigraphy and the structural offsets of the stratigraphic units, which forms the baseline structural architecture of the models. The mineralised fault corridor (Tramway-Silicon), identified as the main feeder source for hydrothermal fluid flow, reflects the sub-vertical root of the system that the mineralisation domains are modelled. Secondary-tertiary structural controls on mineralisation are a focus with current exploration work, and topologically coherent volumes of the mineralisation, alteration, oxidation and stratigraphy, are updated and maintained for infill drill planning and further extensions to the northwest, southeast and down-

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plunge of known mineralisation. The oxidation and alteration models provide the basis for metallurgical domaining and shake leach recovery models.

Graphic log of the principal stratigraphic divisions exposed in the Silicon area



Ma
Late Magmatic Stage
Timber Mountain Stage
Main Magmatic Stage
7.6
11.4
11.6
11.62
$
11.8
12.7
12.8
13.2
13.4
14
Colluvium
Gravel of Oasis Valley
Spear Head Member
Rhyolite of Fleur-de-lis Ranch
Ammonia Tanks Tuff
Ranier Mesa Tuff
Rhyolite of Fluorspar Canyon
Owl Canyon sequence
Sundown Rhyolite
Tiva Canyon Tuff
Yucca Mt. Tuff
Topopah Spring Tuff
Bullfrog Tuff
Upper Pavis Spring
Tram Tuff
Lower Pavis Spring
Lithic Ridge Tuff
Rhyolite of Picture Rock
Older unassigned Ignimbrites
TIMBER MOUNTAIN GROUP
PAINTBRUSH GROUP
CRATER FLAT GROUP
1/16 2 8 64 mm
pumiceous rhyolitic breccia
massive pumiceous rhyolite
rhyolite and autobreccia
dacite and autobreccia
trachytic tuff
strongly welded rhyolitic tuff
moderately welded rhyolitic tuff
non welded rhyolitic tuff
tuffaceous sandstone
landslide breccia
pumice-lithic pebbly sandstone
polymictic conglomerate
unconformity

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AngloGold Ashanti Silicon - 31 December 2021

3D view of Silicon orebody looking NW, 1.0 g/t Au in magenta and 0.35 g/t Au in blue


Plunge 00
Azimuth 320
0 50 100 150 200

3D view of Silicon orebody looking NE, 1.0 g/t Au in magenta and 0.35 g/t Au in blue


+1400
+1200
+1000
+800
+600
+1400
+1200
+1000
+800
+600
Plunge 00
Azimuth 044
0 50 100 150 200

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6.3 Mineralisation

Significant minerals present at Silicon are summarized in the alteration type and assemblage tables below, based primarily on thin section petrology and spectral analyses.

Silicon alteration types based on thin section petrology and Terraspec™ analysis (Feox = Iron oxide).

Alteration	Feldspar Sites	Mafic Sites	Groundmass	Assemblage	Veinlets
Silicic	quartz+/- pyrite, or chalcedony	quartz+/- pyrite or chalcedony	quartz or chalcedony	quartz	quartz, chalcedony
Advanced Argillic	alunite-kaolinite +/- pyrite	illite-pyrite-kaolinite-Feox rims +/-quartz	alunite-quartz	alunite-quartz +/- kaolinite	kaolinite, alunite
Illitic	illite-clay-quartz +/- pyrite +/- calcite	illite-pyrite-clay-Feox rims +/- quartz	quartz + clay + pyrite	quartz-illite-pyrite -smectite	quartz+/-pyrite, clay - pyrite
Argillic	clay-quartz +/- Illite	illite + quartz + Feox rims +/- chlorite	clay + quartz +/- pyrite	kaolinite + smectite + quartz +/- illite	quartz+/- pyrite
Propylitic	calcite +/- quartz +/- clay +/- chlorite	chlorite	quartz-calcite- +/-chlorite +/- hematite	calcite-chlorite-quartz	calcite +/- chlorite+/- quartz

Distribution of alteration minerals within specific alteration types, based principally on thin section petrology. Thickness of bars represents relative abundance and is only approximate.


Quartz
Ksp (relict)
Alunite
Kaolinite
Illite
Smectite
Chlorite
Calcite
Pyrite
Silicic
Advanced Argillic
Illitic
Argillic
Propylitic

Mineralisation at Silicon occurs in two discrete zones: low-grade disseminated mineralisation and a higher-grade core. Both zones exhibit a strong structural control, and the geological model has been constructed to reflect these two domains of mineralisation. Higher-grade mineralisation is strongly associated with the emplacement of hydrothermal breccias whose matrix is composed of black quartz-pyrite or in quartz +/- pyrite veinlets zones. Pre-existing faults, particularly the Silicon-Tramway fault system, strongly controlled the emplacement of the hydrothermal breccias and quartz +/pyrite veinlet zones. In lower-grade intervals, the disseminated mineralisation forms as a broad and dispersed envelope of mineralisation with minimal veining, and often displays a relatively nondescript nature of mineralisation (e.g., weakly silicified ash fall tuff). The current volume of the low-grade domain (0.35 g/t Au) is ~67.6 Mm^3 in comparison to the higher-grade core at ~9.1 Mm^3 (1.0 g/t Au).

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7 Exploration

7.1 Nature and extent of relevant exploration work

Drilling at Silicon comprises 89 Reverse Circulation (RC) drill holes (36,706 m) and 38 diamond drill holes (18,188 m) for a total of 127 drillholes and 54,893 m.

In addition to Mineral Resource definition drilling, detailed geological mapping at 1:5,000 scale was completed over a total of 58 km^2. Ground geophysics was carried out on the project including a total of 1,307 line km of IP/resistivity, ground magnetics and gravity surveys. Geochemical sampling comprising outcrop rock chip sampling and a 2.6 km by 2.3 km soil survey was also carried out at various phases of the exploration program.

During August and September of 2017, surface geologic-structural mapping and collection of 233 rock chip geochemical samples were completed to define drill targets. Rock chip samples were collected on different alteration types at structural intersections; however, consistent geochemical halos were not defined in rock chips. The one element that did report consistently elevated values was mercury (Hg), with over 4 ppm Hg in 8% of all samples.

Throughout the first quarter of 2018, a gridded 318 soil and spectral program (200 m x 400 m, reducing to 200 m x 200 m over zones of mapped ASTER Anomalies) was completed over an area of 2.6 km x 2.3 km. Samples were collected and sieved down in the field to approximately 3 kg passing a 1 mm fraction size. The greater than 1 mm fraction was discarded on site. Samples were then zip tied and transported to the AngloGold Ashanti Beatty core facility and placed in rice sacks for transport to Australian Laboratory Services (ALS) Reno. A representative hand sample was also collected along the grid for hyperspectral analysis. The spectral samples were labelled with the site sample number and transported to the AngloGold Ashanti Beatty core facility for analysis.

Both rock and soil samples were analysed at ALS in Reno. Samples were prepped (PREP-41) and sieved at less than 180 micron (80 mesh), with the laboratory retaining both fractions. The less than 180-micron sample was then split down to a 250g sample and then pulverized (PUL-31) to 85% passing 75 microns. This material was than analysed with fire assay (Au-ICP22) and multi-element four acid digestion with ICP-MS finish and low detection Hg (ME-MS61m). The soil results indicate a very patchy zoning with low, at-or-near background levels, or at best, very weakly elevated values.

Spectral hand samples were analysed for all minerals (recognised in each spectrum with an abundance qualifier) using a Terraspec machine at the Beatty core facility. Each hand sample was read six times to collect representative samples on both weathered and fresh surfaces. The data were then exported and transferred to the AngloGold Ashanti Principal Spectral Geologist for interpretation.

During October 2018, an orientation Induced Polarization (IP) pole-dipole survey line, ~1.5 km in length, was completed over the core of the Silicon system by Planetary Geophysics that delineated a coincident chargeable-resistive anomaly where mineralisation had been intersected. Dipole spacing was 100 m with station spacing at 50-metre intervals.

Between February and June 2019, Planetary Geophysics collected additional gridded dipole-dipole and pole-dipole IP with a total of 48.3-line kms of data observed within a 2 km by 2.5 km area, in addition to completing a Ground Magnetic (GMAG) survey with a total of 1,258-line kms completed. During this same period, Magee Geophysics acquired 2711 ground gravity stations over the Silicon claim block.

Drilling at Silicon comprises RC and Diamond Drilling. The method of drilling used is suitable for the objectives of Mineral Resource definition, using a spacing that is applicable for various Mineral Resource classification levels. All samples are based on unique sample IDs, and include other associated metadata such as sample weights, coordinates where appropriate, dates, and records of the sampler.

The size of the area covered for exploration comprises approx. 22 km^2.

All non-drilling data is recorded electronically and saved in SharePoint™ folders that are backed up to the cloud. Where applicable, data is plotted as a verification of spatial coordinates in relation to the area where it was collected.

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Drill logging data is collected with GeoBank Mobile™ (GBM) utilising the synchronized profiles hosted through the Azure cloud. GBM has a built-in approval process which is applied and verified by the project geologist on site. This process of data approval locks records from being edited on the client side once the record has been approved. An SQL stored procedure is executed daily to import the approved data from Azure to the Denver Exploration production SQL database hosted in a DataShed™ geological data management system (GDMS).

Prior to exploration by AngloGold Ashanti, limited surface sampling and mapping work had been carried out by previous companies, including Renaissance Gold and the United States Geological Survey (USGS). Only drill holes drilled by AngloGold Ashanti were used in Mineral Resource estimation and modelling. A number of historic holes exist on the property, but very little information in terms of geological logs or assays are available.

7.2 Drilling techniques and spacing

RC drilling was undertaken using dual tube and conventional down-the-hole hammers (with interchange, crossover sub) typically at the top ~500 feet (~150 m) of the hole where the most difficult to drill and non-mineralised material is present. A face sampling return (centre return) hammer was typically used in the mineralised zones until the hammer became ineffective due to water at which point a tricone bit (with RC adaptor) was used. The hammer type is indicated in the drilling database for all RC holes. Diamond core drilling was completed using PQ, HQ, and occasionally NQ diameter in cases where reducing from HQ was required due to hole conditions. The core drilling was all completed with triple tube. Early exploration holes were oriented, however issues with drill contractor familiarity with the method and friable ground greatly reduced the number of reliable structural measurements collected.

All core and chips are logged by AngloGold Ashanti geologists according to the company's standard practices, which includes maintaining a photographic database of all sample intervals, full geological and alteration logging, logging of sulphide and oxidized sulphide percentages, TerraSpec hyperspectral measurements and geotechnical logging (RQD, etc.). The logging is sufficient to support appropriate Mineral Resource estimation, technical studies, mining studies and metallurgical studies.

Logging is a combination of both qualitative and quantitative data. For example, geology, stratigraphy and alteration assemblages are qualitative whereas sulphide percentages and hardness parameters are quantitative. All core is photographed in the core boxes and individual photographs of each 5-foot (1.5 m) interval in chip trays were taken.

All core and RC chips are logged and sampled across the project (100 percent). All 89 Reverse Circulation (RC) drill holes (36,706 m) and 38 diamond drill holes (18,188 m) were logged for a total of 54,893 m.

Upon hole completion, a downhole survey was collected at 50-foot (~15 m) intervals using gyroscopic downhole methods (north seeking gyro or surface recording gyro). The surveys were completed by International Directional Services, LLC (IDS) or by drill crews utilising onsite Reflex Gyro SprintIQ™ tools. Survey results were quality checked in Leapfrog prior to import to the central database. All surveys were corrected to a 12 degrees east magnetic declination.

Details of average drill hole spacing and type in relation to Mineral Resource classification

Category	Spacing m (-x-)	Type of drilling		Comments
		Diamond	RC	
Measured	-	-	-	-
Indicated	-	-	-	-
Inferred	80x80	Yes	Yes	Inferred drilling support attributed using an optimum drilling pattern in accordance with the 15% Rule.
	>80x80	Yes	Yes	Where there is demonstrated geological continuity, extrapolations are made to a maximum 80m distance from the last data point

30 March 2022 23

AngloGold Ashanti Silicon - 31 December 2021

7.3 Results

This report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided.

All relevant drilling results for the Silicon project are considered in the geological model and contained in the estimation data that have been used to declare this initial Mineral Resource. The drilling plan and the representative cross-section shown in section 7.4, show the extent of the drilling and geological interpretation based on the drilling results.

7.4 Locations of drill holes and other samples

Plan view of the Silicon project, highlighting the location of the Thompson-Silicon-Tramway fault corridor relative to AngloGold Ashanti mapped geology, faults and completed drill collar locations.



531200
531400
531600
531800
532000
532200
532400
532600
4090600
4090400
4090200
4090000
4089800
4089600
Legend
N
Silicon Resource Collar Locations
Significant Fault
USGS Geological Units
Holocene alluvial deposits
Alluvial-fan, fluvial, and colluvial deposits
Gravel of Oasis Valley
Spearhead Member of Stonewall Flat Tuff
Late synvolcanic sedimentary rocks
Younger landslide and sedimentary breccias
Ammonia Tanks Tuff
Timber Mountain Landslide Breccia
Rainier Mesa Tuff
Rhyolite of Fluorspar Canyon
Rhyolite of Fleur-de-lis Ranch
Semi-massive chalcedony
Fault breccia
Owl Canyon sequence - lower
Owl Canyon sequence - middle
Owl Canyon sequence - upper
Sundown Rhyolite
Tiva Canyon Tuff
Yucca Mountain Tuff
Topopah Spring Tuff
Bullfrog Tuff
Tram Tuff
Rhyolites of Picture Rock
0
100
200
400 Meters
SRC-0082
SRC-0080
SRC-0081
SRC-0084
SRC-0085
SRC-0083
SRC-0065
SRC-0062
SRC-0064
SRC-0092
SRC-0063
SDT-0068
SRC-0090
SRC-0089
SRC-0086
SRC-0093
SRC-0094
SRC-0034
SRC-0032
SRC-0033
SD-0017
SRC-0055
SRC-0029
SRC-0006
SRC-0031
SRC-0066
SRC-0045
SRC-0067
SD-0016
SRC-0002
SRC-0007
SRC-0043
SRC-0058
SDT-0088
SRC-0053
SDT-0053
SRC-0036
SDT-0042
SRC-0039
SRC-0041
SD-0029
SRC-0061
SRC-0044
SRC-0030
SRC-0009
SD-0003
SRC-0037
SD-0021
SD-0020
SD-0002
SRC-0060
SD-0004
SRC-0073
SRC-0052
SRC-0054
SDT-0054
SRC-0069
SRC-0087
SDT-0069
SD-0025
SD-0006
SRC-0008
SRC-0059
SRC-0010
SD-0018
SRC-0035
SRC-0070
SDT-0070
SD-0023
SD-0008
SRC-0040
SRC-0005
SD-0014
SD-0028
SD-0027
SD-0015
SRC-0004
SRC-0046
SD-0024
SDT-0078
SRC-0078
SRC-0079
SRC-0071
SDT-0071
SD-0026
SRC-0074
SRC-0049
SRC-0050
SRC-0051
SRC-0077
SD-0019
SRC-0011
SRC-0012
SRC-0075
SDT-0075
SRC-0076
SRC-0048
SRC-0047
SRC-0013
SRC-0024

30 March 2022 24

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 Cross section view across Silicon deposit looking NW, highlighting mineralisation within the Silicon- Tramway fault corridor. Drill hole traces are shown in grey. 7.5 Hydrogeology RC drilling along with lithological and structural logging of core and RC chips by the exploration program provided the primary details on the hydrogeology. These details included saturated and unsaturated zones and a qualitative assessment of hydrogeological performance from air-lift flow rates collected every 20 ft (6.1 m). Supplemental data collection included water level measurements, down-hole video on selected core holes to show structural conditions, and three-dimensional modelling (Leapfrog software) of local lithological and structural features to show conduits and constraints on groundwater movement. Development of the hydrogeology model is ongoing and was not used in the pit optimisation at this level of study. Relative permeability conditions were assessed by the air-lift reverse circulation data collection. The drill crews record flow rates (estimated and measured) after each drill rod and also record notable increases in flow. Permeable and transmissive geological conduits/structures are reflected by the measurable increases in air-lift rates. These data are compiled in the three-dimensional model to understand hydrogeology patterns across the site. The Concept Study hydrogeology review suggests the transmissive groundwater flow at Silicon is constrained to the fault systems. No laboratory testing or aquifer testing was undertaken during the Concept Study as these will be PFS tasks. These tests will assess the transmissive zones or aquifers, flow rates, in situ saturation, recharge rates and water balance. Groundwater modelling will be used to characterise the aquifers and assess dewatering needs. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 26 7.6 Geotechnical testing and analysis Information, that provides insight to the soil mechanics, rock mechanics, hydrology, hydrogeology and engineering geology properties within the project area, were collected from various sources in order to conduct the geotechnical appraisal for the study. The approach followed in the appraisal was to start on a regional scale, working with the aspects deemed as important, and gradually work towards smaller, localized domains. The planned mining area has been geotechnically characterised to identify any ground mass material that has the potential to adversely impact excavation stability and/or operational activities. This includes identifying weaker rock masses, large-scale structures (faults, thrusts and contacts), friable material with dust generation potential and water bearing bodies. The data used for characterisation was obtained from geotechnical core logging, laboratory testing and geological interpretations from all the drill holes and outcrop mapping within the project area. The geotechnical logging was done in accordance with the International Society for Rock Mechanics (ISRM) suggested methods. UCS and Brazilian tests were conducted to obtain representative strengths of the rock mass material based on the level of alteration. The laboratory testing was done by the Call and Nicholas rock mechanics laboratory in accordance with the ISRM suggested methods. These results have been correlated with the estimated hardness values obtained from core logging and non-destructive testing (NDT) hardness tests. It should be noted that the main rock units within the project area are competent and that their strengths are not deemed as a material component to instability. The biggest source of data, at this conceptual phase, is from the geological logging and interpretation. This information is used to gain insight to the different types of lithologies, alteration and major structures in the project area. The stratigraphy of the project area comprises several tuff sequences, which has undergone varying degrees of alteration. This indicates that there will be different material types that will comprise the final excavation perimeter. The analysis work completed includes a conceptual description of the geotechnical domains defined for the project. The process that was followed looked at synergies, or material properties considered important to excavation stability or operational considerations. From this all the expected failure mechanisms and underlying hazards, that need to be considered for further data collection and design, have been identified. The stability of the pit will be controlled by the major structures and discrete weaker layers between the stratigraphic sequences, which itself presents an additional level of complexity through the varying strength of the tuff layers. Groundwater is expected to present as fracture flow in the main faults, and dewatering requirements is still to be assessed with synergies on process water to be explored. The geotechnical design parameters were obtained from an empirical assessment, which builds on the geotechnical domain evaluation. The rock mass characteristics observed from the logged core, laboratory testing and inspections of the core photos was used to calculate a geological strength index (GSI) range. This information was used in an empirical design chart to obtain overall slope angles for each domain. Design specifications for pit slope optimizations were provided for four domains ranging from 38° in silicic material, 43° in argillic material, to 49° and 54° respectively for south-western and north-eastern propylitic material domains. The majority of the pit, however, is located within the south-western propylitic domain, which requires more data. 8 Sample preparation, analysis and security 8.1 Sample preparation The Mineral Resource estimation has been made on the basis of drill hole samples only. RC and core samples are analysed at an accredited laboratory for Au using a fire assay and ICP finish method. Core samples are collected as half-core PQ or HQ (rarely NQ). The nature of sampling, carried out at routinely as a 5 foot (1.5 m) or less interval (a portion of 2018 drill core was sampled at 2-meters), continuously along the drill hole, is sufficient for the style of mineralisation and Mineral Resource estimation being carried out. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 Samples collected for assay are predominantly 5 ft (1.5 m) in length from both RC and core holes. This sample interval is suitable for the objective of generating a Mineral Resource estimation, and suitable in comparison to the fine nature of gold in the mineralised system. Physical compositing of samples has only been applied to the collection of some metallurgical samples where a large sample weight is required. Compositing of assays for Mineral Resource estimation is only carried out after individual assays are exported from the database. Geological logging (including alteration, oxidation, and mineralisation logging) is carried out on intervals defined by the geologists handling the core to fit with observed zones. Samples collected for assay are predominantly in 5 ft (1.5 m) intervals except where core loss or significant geological boundaries are encountered. Geotechnical logging is carried out on intervals corresponding to run lengths (for recoveries) and otherwise on sample intervals for strength measurements. Bulk density samples are collected approximately every 18 ft (5.5 m), with a small (10 to 15 cm) solid piece of core selected for analysis. Bulk density measurements are carried out on site using a water-immersion method. Since mid-2021, a paraffin-wax coating has been applied prior to water immersion to improve data reliability and consistency. Selected samples have also been sent to ALS Chemex for check measurements. Mineralisation in the Silicon Mineral Resource is dominantly NNW striking with a westerly dip of approximately 70 degrees. With the exception of some early holes that tested the system, all subsequent drilling including infill drilling down to an 80m spacing, has been designed to drill across and approximately perpendicular the main structural control. RC witness samples (duplicate samples) and cut/sampled core are stored onsite at the company's laydowns in Beatty, NV. Coarse rejects, returned from the laboratory, are also stored at the project site. Pulps are returned from the laboratory and stored at the company warehouse in Reno. Core recovery is assessed on the basis of core run lengths compared to the run intervals noted by the drilling company. RC recoveries are not assessed in any systematic way due to the nature of wet drilling and an inability to collect the entire sample. Procedures undertaken at the rig are sufficient to minimise carryover between samples, including a blow back after each run and washing of the cyclone between runs. Some concern has been raised with regard to the possible washing of fine material as an overflow from the RC sample bags, although statistical analysis shows similar grade distributions within the mineralised shells for each sample type (RC hammer vs RC tricone, vs core, etc.). Two core holes were drilled as twin pairs to existing RC holes, and further twinning and analyses of subsequent data will be continued in future programs. Core is cut in half, with the one half submitted for assay. Exceptions to this occurred where duplicate quarter core samples are collected, or when quarter core is sampled to retain a half core for metallurgical testwork. RC samples are collected wet for dust suppression reasons (a requirement for drilling in the US) and split directly from the rig cyclone. Upon receipt at the assay laboratory, all samples were dried in an oven at a temperature of 80°C (DRY- 24), crushed to greater than 70% passing 2mm, rotary split to 500g, and pulverized to 85% passing 75 microns (PREP-41). 8.2 Assay method and laboratory ALS Chemex was used as the sole assay laboratory company for the project, although several of their laboratories were used in the region due to insufficient capacity at any one laboratory. For gold analysis, ALS Chemex laboratories in Reno, Tuscon and Elko were utilised. Multielement ICP analysis is done at a regional hub, in this case by ALS Chemex Vancouver (Canada). The Reno and Vancouver labs are ISO/IEC 17025 accredited, whereas the Tuscon and Elko laboratories are not. Routine gold analyses were carried out by ALS Chemex using the Au-ICP22 method (a 50g fire assay with an ICP-AES finish) with an additional 30g cyanide leach analysis (Au-AA13) for any samples that reported greater than 0.05 ppm. The fire assay analysis is considered a total analysis for gold while the cyanide leach analysis is considered partial. Additional analyses for other elements were carried out using a 4-acid digest and ICP-MS finish under the method code ME-MS61m. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 8.3 Sampling governance Drill core was collected from the drill site on the Silicon project or delivered by the drilling company to the core shed in Beatty. Once received, the drill core was processed according to company standards and described in the internal Core Logging and Rig Management Procedure document. All intervals for sampling were marked up by the company geologists and technicians at site, and sample tags stapled onto the boxes at the base of each sample interval. The majority of core was then sent to ALS Chemex for cutting and sampling due to a shortage of cutting capability at the core shed in Beatty. A small amount of core was cut onsite; in this case half the core was sampled and placed into numbered bags along with the relevant sample tag. The chain of custody for all samples was maintained by AngloGold Ashanti until the point of handover to ALS Chemex (either at site to their shipping company, or upon delivery to the laboratory by a 3rd party trucking company). Internal movements of samples by ALS Chemex from one laboratory to another were managed using the laboratory's internal tracking system. All assay data is transmitted electronically, with direct imports of assay files from the laboratory into the AngloGold Ashanti database (Datashed GDMS). A visual inspection of assays received against expected zones of mineralisation is then carried out in Leapfrog to flag any unexpected results and ensure no transcription errors have occurred. Two visits were made to the ALS Chemex laboratory in Reno during the 12-month period preceding this report, once in November 2020 and a second visit in April 2021. These visits involved a walk-through of the sample receipt process, preparation stages, fire assay and ICP finish, cyanide leach tests and the reporting/QAQC process. All processes were being carried out to the expected standards of an internationally accredited laboratory, with no concerns identified by the AngloGold Ashanti staff. 8.4 Quality Control and Quality Assurance Phase 1 and Phase 2 drilling used an early-stage generative QAQC scheme while the Phase 3 drill program used an advanced stage generative/study phase scheme. In the drilling to date at Silicon, a total of eleven CRMs were used including a certified blank pulp. A coarse blank (CB-PP-01) was also inserted to check crush and pulverizing quality. The figures below show only those CRMs relating to drilling and the final Mineral Resource database on the Silicon project. Assay data were received from the ALS Chemex laboratory in Reno as digital files from which QAQC reports were prepared for each drill hole by the database manager and sent to the project geologist to review. In cases where CRM assays were returned with assays outside two standard deviations from the expected value, the CRM sample plus the 10 samples above and below the erroneous standard were re- assayed by the laboratory. An assay certificate would be issued for the re-assayed values, and provided Name Provider Certified Value (ppm) Certified SD (ppm) Database Mean (ppm) Database SD (ppm) G315-2-FA Geostats Pty Ltd 0.98 0.04 0.98 0.02 G315-3-FA Geostats Pty Ltd 1.97 0.06 1.97 0.04 G315-5-FA Geostats Pty Ltd 0.1 0.01 0.09 0.00 G316-5-FA Geostats Pty Ltd 0.5 0.02 0.49 0.01 G398-10-FA Geostats Pty Ltd 4.07 0.19 4.10 0.10 G910-10-FA Geostats Pty Ltd 0.97 0.04 0.96 0.02 G911-6-FA Geostats Pty Ltd 0.17 0.01 0.16 0.01 G919-10-FA Geostats Pty Ltd 7.58 0.22 7.61 0.15 OREAS 50pb OREAS 0.841 0.032 0.86 0.04 OREAS 60b OREAS 2.57 0.11 2.60 0.04 OREAS 61d OREAS 4.76 0.14 4.89 0.08 Certified Reference Materials for Silicon Project

AngloGold Ashanti Silicon - 31 December 2021

that all QAQC samples (both company and laboratory standards) were within acceptable limits, the re-assay values were entered into the database.

Coarse blanks were reviewed in relation to the preceding sample assay value. Results of this analysis, showing primary sample and subsequent coarse blank sample, reflected negligible carry over in relation to any prior high-grade samples.

For RC drilling, field duplicates (n = 937) were collected as a second split from the rig splitter, whereas for diamond core, duplicates (n = 380) were collected by quarter-coring. In addition to these duplicate samples collected by AngloGold Ashanti, the assay laboratory routinely creates both crush duplicates (second split from the crusher; n = 425) and pulp duplicates (second digest of the same pulp; n = 1544).

Z-score plotted over time for all Silicon project CRMs (50g fire assay gold, excluding blanks)


All CRMs as Z scores, shown in sequence order
Z
Sequence
6
3
0
-3
-6
-9
-12
G315-2-FA
G315-3-FA
G315-5-FA
G316-5-FA
G398-10-FA
G910-10-FA
G911-6-FA
G919-10-FA
OREAS 50pb
OREAS 60b
OREAS 61d

Gold concentration plotted over time for all Silicon project CRMs (50g fire assay gold, excluding blanks)


CRMs and period of usage
Au FA ppm
Sequence
8.000
6.000
4.000
2.000
0.000
May 2018
Aug 2018
Nov 2018
Mar 2019
Jun 2019
Sep 2019
Dec 2019
Apr 2020
Jul 2020
Oct 2020
Feb 2021
May 2021
Aug 2021
G315-2-FA
G315-3-FA
G315-5-FA
G316-5-FA
G398-10-FA
G910-10-FA
G911-6-FA
G919-10-FA
OREAS 50pb
OREAS 60b
OREAS 61d

30 March 2022 29

AngloGold Ashanti Silicon - 31 December 2021

Gold concentration reported for coarse blank material plotted over time for all Silicon project coarse blanks (50g fire assay gold).


Coarse Blank QAQC
n = 881, Pass Limit = 0.003 g/ton, Pass = 86.61 %
AssayResults (g/t)
0.060
0.040
0.020
0.000
24-Feb-21
06-Apr-21
15-Apr-21
23-Apr-21
02-May-21
19-May-21
25-May-21
01-Jun-21
16-Jun-21
26-Jun-21
13-Jul-21
27-Jul-21
19-Aug-21
21-Sep-21
30-Sep-21
19-Oct-21
27-Oct-21
Lab_Final_Date
Blank Au Val
Control Line (3 x 0.001 LDL) = 0.003 g/t

Preceding original sample assay versus coarse blank assay (50g fire assay gold)


Preceding Sample Assay, Au (g/t)
20
15
10
5
0
0
0.005
0.01
0.015
0.02
0.025
0.03
0.035
0.04
0.045
0.05
Coarse Blank assay, Au (g/t)

30 March 2022 30

AngloGold Ashanti Silicon - 31 December 2021

HARD (Half Absolute Relative Difference) plot for Original vs Laboratory Pulp Checks, Field Duplicates, and Laboratory Prep Splits (50g fire assay gold)


Lab Pulp Checks
Field duplicate
Lab Prep Split
HARD Plot – Original vs Lab Pulp Checks, Field Duplicates, and Lab Prep Splits (50g fire assay gold, N=3257)
%MAPD
100.0
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
0
10
20
30
40
50
60
70
80
90
100
Percentile

8.5 Qualified Person's opinion on adequacy

In the QP's opinion, the sample preparation, security, and analytical procedures at Silicon are adequate and appropriate for use in the estimation of Mineral Resource. All analytical procedures used follow conventional industry practice and are appropriate for use in the estimation of Mineral Resource.

9 Data verification

9.1 Data verification procedures

The QP has verified the data being reported on and used as the basis of this Technical Report Summary by:

- Visiting the project and confirming the geology and mineralisation
- Visiting the core and RC storage areas and inspecting sampling procedures
- Reviewing drill core and RC/core logging procedures
- Verifying the location of drill holes in the field
- Reviewing QA/QC protocols
- Reviewing quality analysis of RC/DD twin data

9.2 Limitations on, or failure to conduct verification

Access to the project site has been constrained by travel restrictions due to the Covid-19 pandemic, however all requirements on data verification have been met and are sufficient to provide a Mineral Resource on the project.

30 March 2022 31

AngloGold Ashanti Silicon - 31 December 2021

9.3 Qualified Person's opinion on data adequacy

In the opinion of the QP, sample method, preparation, governance and analytical procedures as described are adequate and can be relied upon in the estimation of Mineral Resource and for the purposes of the Technical Report Summary, each as described herein.

10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

A metallurgical testwork study was completed in 2021 as part of the Concept Study. The program aimed to assess four potential processing routes: run-of-mine (ROM) heap leaching; crushed heap leaching; conventional milling and leaching; and finally; milling with a float-fine-grind (FFG) leach circuit. The testwork was broadly split into 2 components, the master composite (MC) and RC variability composite programs.

The MC program covered a full suite of metallurgical testing for concept-level process flowsheet development and ore characterisation. Samples were composited into four main alteration classes thought to have discrete metallurgical properties. Approximately 180-300 kg of PQ and/or HQ diamond drill core were composited into 4 main alteration types: advanced argillic fresh (sulphidic); advanced argillic oxide; illitic/other fresh (sulphidic) and illitic/other oxide. The purpose of the MC program was to develop a concept level flowsheet. The testwork included column heap leach tests at 2 crush sizes, direct cyanide bottle rolls for CIL design and float-fine-grind (FFG) direct cyanide bottle rolls for FFG/CIL design. Head assays, comminution, gravity separation, extended gravity recoverable gold (eGRG), mineralogy, coarse-ore bottle roll tests (CBRT) and acid base accounting (ABA) tests were also completed.

The RC program (variability testing) aimed to study a total of 5 composites from each of the 4 main alteration types; the 5 composites targeted a grade range with 1 low, 3 medium and 1 high gold grade sample. The samples were composited on an unequal mass basis (as received) from RC drill chips. The RC program consisted of direct cyanide bottle roll tests at a P80 of 75 and 106 micron, both with and without prior gravity separation. Matching samples were also subjected to LeachWell™ bottle rolls and 30g shake leaches, pulverized to 75 micron P80.

10.2 Laboratory and results

Metallurgical testwork was completed at McClelland Laboratories, Inc. 1016 Greg Street, Sparks NV 89431. Testing Laboratory TL-466 has met the requirements of AC89, IAS Accreditation Criteria for Testing Laboratories, and has demonstrated compliance with ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories. This organisation is accredited to provide the services specified in the scope of accreditation at an effective date of May 5, 2017.

The 12.5 mm heap leach, CIL and FFG circuit recoveries were all based on direct testwork. The ROM heap leach recovery was based on an extrapolation of the P100 44 mm crushed leach column tests and can only be considered at indicative in the absence of additional testwork. Operating costs were based on testwork conditions and benchmarks from Forte Dynamics (Forte). Capital Costs were estimated by Forte on an EPCM procure, construct/install basis. The 12.5 mm crushed heap leach was selected as the preferred case for the Concept Study.

30 March 2022 32

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 33 Estimated recovery and opex cost per evaluated processing flowsheet Recovery was based on P100 12.5 mm laboratory-scale column tests, over approximately 60+ days. There were no issues with percolation, although this will be continuously checked in future work. Cement may or may not be needed pending geotechnical tests. The Concept Study showed (for now) that cement is not likely to be needed. Clays need to be fully characterised to determine the risk to solution flows in the HL. Tellurides may have an effect on kinetics but not necessarily on final recovery, to be investigated further. Other refractory components need to be understood with variability and detailed analysis in the PFS. 10.3 Qualified Person's opinion on data adequacy In the opinion of the QP, the metallurgical testwork data as described in Section 10 are adequate for this level of study and appropriate for use in the estimation of Mineral Resource and for the purposes of the Technical Report Summary, each as described herein. All analytical procedures used are conventional industry practice for assessment of the processing flowsheets under consideration. 11 Mineral Resource estimates 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource The Mineral Resource was tested for and found to have reasonable and realistic prospects for economic extraction. Whilst gold is the primary commodity and value driver for the Silicon project, silver is an important by- product and was estimated by Ordinary Kriging following the low-grade and high-grade zones based on gold mineralisation envelopes. For the Silicon Concept Study, open pit mining was selected as the most suitable method for a low-grade large deposit that is amenable to heap leach processing. Large-scale equipment mining results in a low unit rate and returns the best cashflow. We use an optimised pit to constrain our Mineral Resource and geotechnical parameters have been determined based on available logging data. The pit optimisation process considered the following key inputs: • Geotechnical considerations for slope angles: o Silicic material = 38 degrees o Argillic material = 43 degrees o Propylitic material = 49 degrees (S-SE domain), 54 degrees (N-NW domain) • Gold price of $1,500/oz • Silver price of $25.15/oz • Mining rate of 70Mtpa • Processing rate of 7Mtpa • Gold recovery of between 56% and 82% based on material type AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 34 • Silver recovery of between 25% and 45% based on material type The pit optimisation was run using GEOVIA Whittle™ open pit optimisation software. The model used for optimisation was based on a block size of 20 m x 20 m wide and 10 m deep. Due to the block size and the selective mining unit (SMU) of the planned equipment, no additional ore loss or dilution was added. The calculated cut-off grade for the Mineral Resource material is shown in section 7.4 and ranges between 0.14 g/t and 0.21 g/t Au, depending on material type. General infrastructure, heap leach and processing facilities were considered in the conceptual assessment of the project requirements. The site layout is well suited to accommodating the infrastructure requirements, with the Crater Flat Basin immediately south of the potential Silicon pit selected for heap leach, Adsorption- Desorption-Recovery (ADR) plant and other main facilities. Waste rock facilities have been identified with valley-fill near the potential pit with expansion potential. A conceptual design of the access roads was completed and assessed options, with improvements for the existing unpaved road off US-95 selected for main access and costs estimated and included in the overall capital cost estimate. Utilities and communications were included in the assessment, with water requirements to be drawn from the Crater Flat Basin, subject to permitting, and power at this stage considered to be drawn from the 138kV powerline that runs along US-95. An independent power study was completed through Forte and assessed load requirements of the various options. In addition to outlining suitability of the existing powerline, the study also highlighted renewable energy opportunities for the project that will require further evaluation. Regarding the parameters within which AngloGold Ashanti must operate in order to permit a mine in Nevada, the requirements are well-defined in relevant federal, state, and in limited instances local statutes and regulations. The exploration team has created both a detailed legal register and a permitting register that outline specific obligations. The legal register addresses statutory and regulatory requirements in specific areas such as mining law, employment/labour law, and environmental law. The permitting register provides a detailed checklist for the Silicon project of each permit that must be applied for/received, at both the federal and state level. The register identifies the relevant government agency, the statutes and regulations that must be followed, timelines for submissions, etc. In addition to the federal General Mining Act of 1872, as amended, the federal regulations applicable to mining on BLM lands are generally found at 43 CFR Part 3809. The Nevada Division of Environmental Protection (NDEP), Bureau of Mining Regulation and Reclamation (BMRR) regulates mining in the state of Nevada. Any exploration, mining, milling, or other beneficiation process activity that AngloGold Ashanti proposes to conduct (except for very minor disturbances of less than 5 acres (2 ha)) will require a reclamation permit to be issued by BMRR. Depending on the nature of AngloGold Ashanti operations in Nevada, a number of other state permits may ultimately be required such as an Air Quality Operating Permit, NRS 445B.100 through 445B.640, NAC 445B.001 through 445B.3689 and a Water Pollution Control Permit, NRS 445A.300 through 445A.730, NAC 445A.350 through 445A.447. The data required for the various permit applications will be compiled during the PFS phase. AngloGold Ashanti anticipates submitting technical and administratively complete applications, consistent with federal and state guidelines, in order to receive the necessary Record of Decision and issuance of permits for mining in a timely manner consistent with the Silicon project schedule. The development and implementation of sustainability programs for the Silicon project will be guided by AngloGold Ashanti standards, current state and federal programs and legal requirements. The state and federal programs are well established and provide the Silicon project a clear path through the diverse stakeholder engagements (social license) and government permitting (mining license). Local community input and communication is an on-going program. The corporate affairs, community affairs, health, safety, environment, closure, security, and legal and commercial programs will be managed by the AngloGold Ashanti staff with support from legal counsel and experienced technical and sustainability consultants. The unifying focus across the sustainability disciplines in the near-term is accurately mapping the issues and stakeholders, and ensuring that project and staffing resources are aligned to address those issues and engage with stakeholders going forward. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 35 The current amendment to the Silicon PoO updates the social and economic impact issues and environmental disciplines through the National Environmental Policy Act (NEPA) process. The multiple issues that will be compiled and analysed in the near-term by the Silicon PoO Amendment NEPA process are discussed in the report. These community, social, and environmental issues in the amendment provide advance planning and baseline data for future mine permitting and impact analysis. Furthermore, the Silicon project benefits from the sustainability systems, policies, and procedures that were in place for the Cripple Creek and Victor operation in Colorado that was owned and operated by AngloGold Ashanti until its sale to Newmont in 2015. These administrative, operational, technical, and regulatory experiences will directly and indirectly inform the on-going planning for the Silicon project. The primary product from the mining and beneficiation of ore is gold doré, with silver as a by-product. It is assumed that a high purity doré bullion will be produced at the Silicon ADR Plant for commercial refining. It is assumed that the produced doré bullion will be shipped by road to a commercial refiner in the region that is accredited on the Good Delivery List of the London Bullion Market Association. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for sale. Gold and Silver prices used for the Mineral Resource are Au at $1500/oz and Ag at $25.15/oz; these prices are determined by the Registrant on an annual basis. The prices used are in USD and therefore do not have an exchange rate applied. For the analysis a 2.5% Royalty has been applied. This reflects the regional royalty that will be applicable. The capital costs were estimated to 30% and were prepared using a combination of benchmarked, quoted, estimated and factorised information to provide a level of accuracy consistent with a conceptual level of engineering. The mining operating cost was developed from equipment numbers, operating hours and hourly costs, including labour. The process operating cost was developed based on labour, operating costs including reagents, power and maintenance. The closure and general/administration cost estimate is based on other studies and operations of a similar size. Identified significant risks can all be mitigated with further work if properly managed. Given the exploration stage of the project, a number of risks, and opportunities, are evident in the confidence of the known orebody and potential for upside at Silicon and in the surrounding area. Similarly, metallurgical characteristics and variability require further investigation. Mining rate is an area of notable opportunity, as are selectivity studies. Environmental and permitting risks are mainly associated with potential delays to project progression and permitting remains a critical path. Following a positive outcome from the Concept Study, AngloGold Ashanti is planning to advance the Silicon project to a PFS. This advancement from exploration towards a development stage is a clear demonstration of the intent to bring the project online within a reasonable timeframe, provided that it continues to meet the required technical, legal, social and economic hurdles and is aligned to the Company strategy. 11.2 Key assumptions, parameters and methods used Mineral Resource is exclusive of Mineral Reserve in this Technical Report Summary. Only Inferred Mineral Resource is estimated and reported in this Technical Report Summary, with no Indicated or Measured Mineral Resource defined, and consequently no Mineral Reserve developed. The Mineral Resource tonnages and grades are reported, in situ as at 31 December 2021. The Mineral Resource was estimated by Ordinary Kriging and constrained by pit optimisation at a gold price of $1,500. Parameters under which the Mineral Resource was generated. A Mineral Resource price of $1,500/oz was used. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 36 A detailed geological interpretation was completed using Leapfrog software, integrating all geological models to include alteration, stratigraphy, structure and geochemical analyses. Au interpolants were built in Leapfrog using ordinary kriging and isometric variography at various thresholds to test the natural cut, distribution and continuity of the gold grades. To support the initial domaining process, an Indicator Kriging approach (generated in Isatis™) was used as a guide to estimate the extent of mineralisation in areas of low drill density, utilising a 50% probability on a 0.35 g/t Au indicator. This same approach was used during the Scoping Study (2019), however deeper intercepts have allowed for a more robust interpretation, reflecting a steeper geometry along the Tramway-Silicon structural corridor (feeder). Gold value contours were used to interpret in section, to refine the orebody geometries and continuity of the RBF interpolants in relation to the structural and alteration interpretation. A revised geological interpretation was completed in advance of the upcoming PFS with the addition of 20 exploration holes (8,400m). Deeper drilling to the west of Tramway-Silicon corridor shows potential listric behaviour in the fault corridor at depth, indicating an intrusion source further to the west. The geological model now reflects listric faulting at depth and exploration implications taken into account. Current drill hole spacing is sufficient to assure confidence in the continuity of mineralisation to provide an adequate basis for the updated estimation and classification, along with geological understanding for further exploration potential in the immediate vicinity of the Mineral Resource. Geological logging (lithological, structural, alteration, oxidation, mineralogical) is recorded on intervals defined by the geologists handling the core and RC chips to fit with observed zones. Samples collected for assay are predominantly in 5 ft (1.5m) intervals except where core loss or significant geological boundaries are encountered. Geotechnical logging is carried out on intervals corresponding to run lengths (for recoveries) and otherwise on sample intervals for strength measurements. Bulk density samples are collected approximately every 18 ft (5.5m), with a small (10 to 15 cm) solid piece of core selected for analysis. Bulk densities are attributed considering average values for oxide and fresh material, as coded in the geological model. The density database comprises 1,771 values of oxide and 1,763 values of fresh. Some extreme outlier values are noted in the database and require attention. These have been excluded from the density estimates in the capping process described below. To calculate an average density, a bottom and a top capping are applied to obtain an average at minimum 90% confidence. Average values are attributed to oxide and fresh densities after calculation, using 97% of distribution of the oxide density samples and 90% of distribution of the sulphide density samples. In the oxide density values, a bottom cap of 1.73 g/cm3 and a top cut of 3.19 g/cm3 were applied to eliminate extreme values in the distribution, with an average density of 2.26 g/cm3 attributed. In the fresh density values, a bottom cap of 1.84 g/cm3 and a top cut of 2.62 g/cm3 were applied, with an average density of 2.28 g/cm3 attributed. Cost inputs Unit Total Oxide AA Oxide Other Fresh AA Fresh Other Ore Mined k tonnes 120 Waste Mined k tonnes 523 Total material mined k tonnes 643 Stripping ratio t:t 4.36 Costs Ore Mining cost $/tonne mined 2.03 2.03 2.03 2.03 2.03 Waste mining cost $/tonne mined 2.03 2.03 2.03 2.03 2.03 Processing Cost $/tonne treated 3.82 3.82 3.82 3.82 3.82 G&A $/tonne treated 0.50 0.50 0.50 0.50 0.50 Closure Cost $/tonne treated 0.12 0.12 0.12 0.12 0.12 Rehandling Costs $/tonne treated 0.80 0.80 0.80 0.80 0.80 Fixed Cost $/tonne treated 0.38 0.38 0.38 0.38 0.38 Other Parameters Met. Recovery % 56 to 82 82 74 72 56 Slope angles* degree 43 to 54 43 38 54 54 Mineral Resource cut-off grade g/t 0.14 to 0.21 0.14 0.16 0.16 0.21

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 37 The density database is considered representative at this level or study and for appropriate for estimation of an Inferred Mineral Resource. However, further improvement is required to increase the representativity and confidence level, hence the application of bottom and top capping as described above. In the context of the data provided and risks identified, there are no known geological, mining, metallurgical, environmental, social, infrastructural, legal or economic factors identified to have significant effect on the deposit at this level of study. In the context of the data provided and risks identified, there are no known geological data identified that materially impact the accuracy and reliability of the results at this level of the study. The estimation of grade and tonnage is made using Ordinary Kriging, with interpolation parameters obtained considering exploratory data analysis and Quantitative Kriging Neighbourhood Analysis. This approach is applied across the three domains (high-grade, low-grade, and outer zone) defined by the geological mineralisation model, as described in detail below. A contact analysis supported a soft-boundary approach for estimation between high-grade and low-grade zones; however, for the outside zone, the estimation only considers values within that zone. Gold and silver estimation parameters are obtained separately, and the models are validated by correlation between the change of support data and the Ordinary Kriging estimates. Silicon inclusive Mineral Resource gold grade and tonnage curve The estimation of the Mineral Resource is done considering a geological mineralisation model of 3 zones in accordance with the geological alteration and gold grades, these are: a high-grade zone of over 1.0 g/t Au, a low-grade zone of between 0.35 g/t and 1.0 g/t Au, and an outside zone of less than 0.35 g/t that is modelled to estimate metal to define dilution or waste zones. Compositing was done at 2m for the 3 zones, equivalent to the average of the sampling support. A contact analysis was performed on the high-grade and low-grade zones and supported a soft-boundary approach for the estimation that allows interaction inside and outside the contact for a distance of 3 m (roughly 2 composites per hole). For the outside zone, the estimation is based only on samples outside the 0.35 g/t low-grade contact. Exploratory data analysis was conducted for each geological domain and used to define the capping, AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 38 variography and estimation parameters. The high-grade zone was capped at 50 g/t which represents 99.69% of the distribution. The low-grade zone was capped at 20.8 g/t which is 99.92% of the distribution. The outside zone was capped at 1.83 g/t which represents 99.97% of the distribution. All estimates used ordinary kriging, and used a parent cell of 20 m x 20 m x 10 m. The interpolation parameters were obtained from the exploratory data analysis and final parameters defined by Quantitative Kriging Neighbourhood Analysis. For the high-grade zone, the estimation search reflects the range of the variogram viz. 110 m x 80 m x 12 m, which were based on the directional variogram. The same approach was followed for the low-grade zone, with a search of 135 m x 79.5 m x 87 m. Both zones are estimated using a minimum of 6 samples and a maximum of 128 with angular sector limits, to enhance the grade tonnage curves and swath plot validations. For the outside zone, a more continuous variogram was obtained, but to avoid lateral extrapolation, the search volume was defined as 282 m x 141 m x 100 m. The maximum estimated distances respect the search volume distances for the 3 geological zones and there are no zones where blocks did not receive an estimate. An insignificant number of negative grades were estimated and the estimated grades were replaced by the average grade. The grades for the geological models are estimated by ordinary kriging for the 3 estimation zones, as described above. The gold and silver estimation parameters are obtained separately, as independent variables based on univariate geostatistics. The geological domains are applied to estimate those variables as required, and gold and silver use a soft boundary approach for high-grade and low-grade domains, while the outside zone is estimated only with the samples outside the low-grade domain. As a first validation of the estimation, the global sample composites are compared to the estimates, which correlate well and demonstrate a robust kriged estimate. For gold estimation, the correlation between the declustered and capped composites in comparison to the Kriged model are 100.90% for the high-grade zone, 100.92% for the low-grade zone and 100% for the outside zone. On average the gold estimates are robust. For silver estimation, the correlation between declustered and capped composites in comparison to the Kriged model are 106.00% for the high-grade zone, 105.34% for the low-grade zone and 98.36% for the outside zone. The estimation of silver was also done by ordinary kriging and used the low-grade and high- grade zones based on the gold mineralised domains. The geological models were constructed using Leapfrog™ software, and the selection of the samples and soft boundary block modelling were done in Datamine™ RM. Geostatistical analysis or exploratory data analysis such as capping, variography, declustering, Quantitative Kriging Neighbourhood Analysis, ordinary kriging estimates and validation are undertaken using Geovariances Isatis.neo™ software. The pit optimisation considers the operational costs, metallurgical recovery, and geotechnical parameters to support a reasonable prospect of possible economic extraction at a $1500/oz gold price based on the GEOVIA Whittle™ pit, which reblocked the block models to regularised cells of 20m x 20m x 10m. The current model is validated using the discrete Gaussian change of support method and swath plots by comparing ordinary kriging and the estimation composites of each domain. Global averages, grade tonnage curves and final metal content curves demonstrate a very high correlation between the change of support data and the ordinary kriging estimates. The Mineral Resource provides estimates for gold and silver, and these estimates are based on the recovered metal inside the $1,500/oz Mineral Resource open pit. Silver will be a by-product of gold. The environmental implications of arsenic and sulphur are discussed in the relevant sections of this report. 11.3 Mineral Resource classification and uncertainty The Inferred Mineral Resource classification is based on a drilling pattern of 80m x 80m, with extrapolation to a maximum 80m distance from the last data point where there is demonstrated geological continuity. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 39 Mineral Resource classification follows the 15% Rule as per AngloGold Ashanti policy. The 15% Rule states that a Measured Mineral Resource should be expected to be within 15% of the metal estimated at least 90% of the time (three month periods), while for an Indicated Mineral Resource estimate the annual estimate should be within 15% of the metal estimated at least 90% of the time (yearly periods). For Inferred Mineral Resource the error may be greater than 15%, 90% of the time (yearly periods). The Mineral Resource classification is based on a theoretical optimum drilling pattern study using geostatistical simulation to measure errors at 90% confidence for different drilling patterns. The 15% Rule was calculated using geostatistical simulations based on the methodology bulleted below: • Generate an outcome with a representative, valid set of multiple realisation simulations. All of them being equiprobable. • Establish the production volumes for one quarter’s and one year’s production to accumulate and calculate the errors. • Attribute a confidence level for the error calculations (in the case of AngloGold Ashanti the error is calculated at 90% confidence, which means the P5 and P95 will be assumed as thresholds to calculate the error on the average simulated value, which will be highly correlated to the estimated value by ordinary kriging. 11.4 Mineral Resource summary 1. The values in the Mineral Resource tables below have been estimated by constraining the Mineral Resource model with an optimised pit shell. The optimised pit shell was generated using a $1500/oz gold price and a $25.15/oz silver price. 2. The pit shell generated was not constrained by the water table, environmental or licensing restrictions. The Slope angles used to generate the pit were applied to the different rock types within the Mineral Resource model. 3. The cut-off grades (CoG) used to determine the figures shown in the CoG grade calculations table below were calculated based on rock types differentiated by alteration type and oxidation state. The cut-offs are calculated using the total processing cost ($/t), Administration and General costs ($/t), eventual rehandling material costs ($/t), fixed cost ($/t) and selling costs ($/oz, which are differentiated by gold and silver). 4. The values shown within the optimised pit shell consider an in situ Mineral Resource with a mining recovery of 100%. The metallurgical recovery factors are based on a heap leach treatment plant in accordance with the type of alteration and oxidation state of the rocks. The material and production schedule are shown in section 13. The data from the schedule was used to generate a financial model which demonstrates a reasonable prospect of economic extraction considering the inputs listed above. 5. Due to the geological level of confidence, the current Mineral Resource is classified as Inferred Mineral Resource. This level of confidence is based on the information required by AngloGold Ashanti’s 15% Rule for Mineral Resource classification. Cut-Off Grade Calculations AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 40 Exclusive gold Mineral Resource Silicon open pit Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 120.44 0.87 104.96 3.37 11.5 Qualified Person's opinion The QP is not aware of any environmental, permitting, legal, title, socioeconomic, marketing, metallurgical, taxation or other relevant factors, which could materially affect the Mineral Resource estimate. 12 Mineral Reserve estimates The Silicon project is currently at a Concept level of study and a Mineral Reserve has not been estimated. 13 Mining methods The mining method chosen is large-scale conventional open pit mining. This method is the most applicable to a large low-grade deposit. Conventional drill and blast will be followed by conventional load and haul, using a combination of large-scale hydraulic shovel/excavator and rigid body dump trucks. The material mined will be transported to the run-of-mine (ROM) pad, where it will be either tipped directly into the crusher or stockpiled and fed at a later date. Large-scale open pit mining is chosen as the most suitable method for this low-grade large deposit that is amenable to heap leach processing. Large-scale equipment mining on a 10-15m bench will result in a low- cost unit rate which results in the highest cashflow for the project. The geotechnical parameters have been selected based on the data available from core logging. The parameters were supplied as slope angles and were used in the optimisation process. Due to the level of study, pit designs were not carried out. A schedule was run based on the inventory within the pit shells. Three pit shells were chosen, the first as a starter pit to reach early ore. A hydrogeological model was not provided for mine planning, and as such it has been assumed that any surface or groundwater will be managed by either de-watering bores or in-pit sumps or a combination of both. The ore material was scheduled to report to the crushing circuit, prior to being placed on the heap leach pad, with the waste material to be placed in waste dumps that are to be located adjacent to the open pit. The mining rate chosen was 70 million tonnes per annum (Mtpa). This rate was chosen through a series of optimisation scenarios that tested between 40Mtpa and 100Mtpa. To achieve the mining rate selected, large-scale conventional open pit mining equipment is required. The list of equipment is shown in the table below. Grade control is currently planned to be carried out using conventional RC drilling. During the PFS phase, detailed mine designs will be carried out that account for the geotechnical and hydrogeological considerations. Dilution and ore loss were not applied to the mining inventory, as the Mineral Resource block model block size was deemed sufficiently large that additional factors were not required. The surface infrastructure required to support a large-scale conventional open pit will include (but not limited to) a heavy and light mobile equipment workshop, a warehouse, fuel storage, communications, washdown bay and office space as part of the general site infrastructure. The surface and groundwater will be managed as part of the ongoing mining operations using a combination of de-watering bores and sumps as required. The water collected will be used for dust suppression and process water. The mining operations sequence will include: • clearing and stockpiling of any growth media (topsoil) • grade control drilling and sampling • drill and blast including wall control

AngloGold Ashanti Silicon - 31 December 2021

- load and haul to either the crusher/ROM stockpile or waste dump
- surface and groundwater management by either de-watering bores or sumps

At the end of mining operations, the waste dumps and pit will be closed as per the state of Nevada's and AngloGold Ashanti closure requirements.

A pit optimisation was run using GEOVIA Whittle™ open pit optimisation software. The resulting shell contained a total of 643 million tonnes (Mt) of material, 120 Mt of Ore material and 523 Mt of waste material. The pit was scheduled to be mined in 3 stages, with stage 1 containing 52Mt of total material, stage 2 containing 248 Mt of total material and stage 3 containing 344 Mt of total material. Following the mining rate limits (70 Mtpa) and vertical face advance limits (100 m per year), the pit will take 19 years to mine. The details are shown in the table and figure overleaf.

Equipment List

Equipment List		
Equipment	**Type**	**Number**
Drill	DM45	5
Drill	Cat MD6250	5
Hydraulic Shovel	Cat 6040	2
Hydraulic Shovel	Cat 6060	2
Loader	CAT 988	1
Loader	CAT 992	2
Truck	Cat 777	3
Truck	Cat 785	5
Truck	Cat 793	20
Track Dozer	Cat D10T	5
Tire Dozer	RTD 834	1
Tire Dozer	RTD 854	1
Graders	Cat 16M	4
Water truck	18000gal tank	3
Rock breaker	Impact Hammer 1850	1
Rock breaker	CAT 349D	1
Off road service truck		3
MMU* Chassis	Flatbed Class 8	3
MMU* Bed	MMU Loader	3
Pick up 3/4 ton		15
Truck 1ton		5
Utility vehicle tilt bed		1
Tyre handler		1
Crane 130t		1
Light Plants		20
250t lowboy tractor prime mover		1
150t lowboy trailer		1

**MMU = Mobile Manufacturing Unit*

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AngloGold Ashanti Silicon - 31 December 2021

Material Mined and Metal Produced

	Material Mined & Metal Produced						
Year	**Total (Mt)**	**Waste (Mt)**	**Ore (Mt)**	**Au Contained (koz)**	**Ag Contained (koz)**	**Au Produced (koz)**	**Ag Produced (koz)**
1	27	27	-	-	-	-	-
2	70	68	2	24	32	13	8
3	70	63	7	103	163	73	49
4	70	63	7	98	149	68	42
5	58	51	7	118	186	85	55
6	46	39	7	161	307	121	95
7	41	34	7	199	485	143	156
8	45	38	7	208	658	142	213
9	38	31	7	190	731	123	239
10	29	22	7	177	727	105	227
11	26	19	7	185	896	105	272
12	25	18	7	221	1,114	124	357
13	22	15	7	234	1,333	131	454
14	19	12	7	226	1,429	128	501
15	17	10	7	219	1,440	127	489
16	14	7	7	200	1,200	115	424
17	11	4	7	177	950	146	440
18	10	3	7	236	1,037	215	578
19	7	0	6	394	1,297	265	611
20	-	-	-	-	-	10	21
Total	**643**	**523**	**120**	**3,369**	**14,133**	**2,241**	**5,233**

Yearly Production Schedule


Tonnage
Tonnage of waste rock
Tonnage mined input to processing

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AngloGold Ashanti Silicon - 31 December 2021

13.1 Requirements for stripping, underground development and backfilling

For a concept level of study, a detailed mine design was not carried out. A schedule was based on the inventory from the optimised pit shell. Four years of waste stripping were considered and there is no planned backfilling of the pit. No underground operation is planned.

The pit optimisation was run using slope angles provided by the geotechnical team. The slope angles used were applied by alteration type that was coded into the model. The slope angles used are:

- Silicic material = 38 degrees
- Argillic material = 43 degrees
- Propylitic material = 49 degrees (S-SE domain), 54 degrees (N-NW domain)

13.2 Mine equipment, machinery and personnel

The mining fleet is to be made up of large-scale equipment suitable for conventional open pit mining. The project is to be run as an owner operation. The primary mining fleet are shown in the equipment list table above. Personnel requirements are estimated 350 to 400 personnel, including processing and mining operations.

13.3 Final mine outline

Ultimate optimised mineable pit shell outline


1530m
1050m
780m
deep from
highest
point

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AngloGold Ashanti Silicon - 31 December 2021

Final mine outline


Contours
Contour Major (100m)
Contour Intermediate (50m)
Planned Mine Infrastructure
Silicon Pit
Plant
Planned Infrastructure
HL & WR Facilities
Heap Leach Pad
HL Pond 1a
HL_Pond 1b
WRSF 1A
WRSF 1B
0 0.25 0.5 0.75 1
Kilometers
Coordinate System: WGS 1984 UTM Zone 11N, NAVD88 Geoid

14 Processing and recovery methods

Four flowsheets were evaluated in the Concept Study to assess potential processing routes: ROM heap leaching; crushed heap leaching; conventional milling and leaching; and finally; milling with a float-fine-grind (FFG) leach circuit. Both milling options included gravity recovery.

Heap leaching is very well-suited to the ore types, although the Illitic/Other fresh ore was the only type with a weak response. Optimisation and variability testwork will need to be included in the PFS. The variability in gravity content will also need further investigation.

Coarse heap leach displayed poor recoveries, albeit at the metallurgical lowest cost. A 12.5 mm heap leach circuit achieved the best economic outcome, where recovery was improved for a moderate increase in costs. The conventional leaching and float-fine-grind (FFG) options had further improved recoveries, but these were overshadowed by much larger increases in metallurgical cost.

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AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 45 The preferred flowsheet circuit from the Concept Study is a crushed (P100 12.5 mm) heap leach (HL) flowsheet. The design capacity is 7 MTPA (dry, metric). The nominal crusher circuit flowrate is 800t/h. The circuit consists of a Jaw crusher, followed by closed circuit secondary and tertiary cone crushing. Final product is hauled and stacked directly onto a HL pad. This is followed by a conventional ADR circuit, where pregnant solution is contacted with carbon. Elution, electrowinning and smelting follows to produce gold doré. The connected power load will be 8.3 MW, with an average draw of 5.5 MW. Total labour complement is estimated at 72. Reagents will include (but not limited to) water, cyanide, caustic, lime, carbon, flocculant and acid. A preliminary water balance indicates approximately 2.4 Mm3 of bore-water will be needed per year. Hydrologic studies are ongoing; however, initial investigations indicate sufficient water resources are available for processing in the Crater Flats Basin or surrounding hydrographic basins, subject to permitting. The level of testwork done exceeded the basic requirements of a Concept Study. This was done to form a good baseline for future work. As an example, condition and reagent optimisation was done where possible. The representation of the ore body was appropriate at the time given the level of study; however, subsequent drilling has indicated that there are more portions of the ore body that will require assessment in the PFS. Full mass balances and detailed process flow diagrams were done by Forte Dynamics for each flowsheet. These were also accompanied by equipment lists and power ratings. The crushed (P100 12.5 mm) heap leach process flow diagram can be seen below. Process Flow Diagram 12.5mm heap leach All processes tested are conventional and well known. 15 Infrastructure The Silicon project is located approximately 12 km from the township of Beatty, 110 km from Pahrump and 190 km from Las Vegas. These centres offer infrastructure and services that can support the operation. The centres close to the project have the capability to provide accommodation for the workforce. The Silicon project area currently has minimal infrastructure onsite, as it is currently an exploration area. However, the project area is very amenable to easily establish infrastructure such as site access, surface mining infrastructure, and processing infrastructure including crushing, grinding and heap leaching infrastructure. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 46 Nevada has several large mining operations currently in production, and as such provides access to all required major mining and processing equipment. The transport infrastructure in Nevada is very well established and maintained, and as such there are no foreseeable issues with accessing or providing the infrastructure required for the project. To successfully extract the Mineral Resource of the Silicon project, the infrastructure required will include (but not limited to) the facilities as described below. A significant portion of the processing, utilities and general infrastructure as presented was provided by Forte Dynamics for the Concept Study (Forte, 2021). The conceptual design of the access roads and heap leach facility was provided by NewFields Consulting Engineers (NewFields, 2021). Access Road The current access road is an existing unpaved road off US-95, approximately 2.4 km south of the town of Beatty, Nevada. It has been assumed for cost estimating that the entire road (17 km) from the US-95 turn off to the pit will need to be improved. The design concept for the road will be a 9-metre-wide road. At the property boundary it was assumed that 0.5-metre-tall safety berms would be required. Surface Mining The key items of surface infrastructure required are: • Heavy vehicle and light vehicle workshop • Warehouse facilities • Fuel storage • Communications • Truck wash bay • Pit de-watering and storage will be carried out as part of the routine mining operations Crushing The crushing circuit has been designed based on a 3-stage crushing system. Run-of-mine (ROM) ore will be either direct tipped into the primary crusher (a large jaw crusher) or stockpiled on the ROM pad for feeding by rehandle. The primary crusher feed is scalped by a grizzly screen. Primary crusher product is dry screened with the oversize reporting to the secondary cone crusher/s. The secondary cone crusher product combines with the primary jaw product back to the primary dry screen. The primary dry screen undersize feeds the tertiary cone crusher/s. Tertiary cone crusher product is dry screened with oversize returning to tertiary crusher feed and undersize as final product for stockpiling. Crushed material will be rehandled from the stockpile to build the heap leach pad. Lime will be added to the crushed ore. Crushers will be controlled to feed on a power draw basis under choke fed conditions. Power is controlled by opening and closing the close side setting. Conveyors will operate with weightometers to control the circuit mass balance and feed rates. Heap Leach The following design criteria was used in the sizing and design of the heap leach facility and associated infrastructure: • Base case storage capacity = 75Mt • Maximum storage capacity = 150Mt • Maximum facility height = 92 m • Lift height = 6 to 9 m • Outer slope between lifts = 1.5:1 horizontal to vertical (H:V) • Total outer slope = 3:1 (H:V) • Ponds to be designed: o Process pond and Event / Stormwater pond o Barren solution to be stored in a tank (included in process design) o Pregnant flow from heap leach to pond Recovery The recovery circuit includes the adsorption circuit, desorption circuit, regeneration circuit and the refinery circuit. Pregnant solution would flow from the heap leach pad into the pregnant solution tank. The solution will then be pumped into two parallel carbon-in-column (CIC) trains. Each CIC feed line will have AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 47 independent sampling and flow measurement to perform the mass balance around each train of carbon columns. Loaded carbon from the CIC trains will be transferred into an available acid wash vessel. After the acid wash is complete, a dilute solution of caustic soda will be circulated through the carbon to neutralize any residual acid. After neutralization, carbon is then transferred into an available strip vessel. A solution of softened water, sodium cyanide and caustic soda is circulated in a closed loop through the vessel. Carbon is pumped out of the elution vessel over a dewatering screen. After passing the dewatering screen, the carbon will enter the kiln feed hopper. Excess moisture will drain down in the hopper and be discharged. The dewatered carbon will then be fed by screw feeder into the electric rotary kiln. The electrowinning (EW) cells will be designed to recover gold and silver from hot sodium cyanide solutions. Solution flow will be continuous during the strip process. Two dedicated EW cells will receive the pregnant solution from the pregnant solution strip tank. The cathodes, loaded with the precious metals, will be removed and processed periodically to produce the final doré product. The loaded cathodes will be pressure washed in place, removing precipitated precious metals in the form of a sludge. The resulting sludge will be pumped to a plate-and-frame filter press to remove water and the filter cake will be loaded into pans for retorting. The EW cells will also utilise a common filter press to capture the sludge and remove the majority of the water prior to the retort. Mercury and moisture will be removed by heat and vacuum in the retort. The dried sludge will then be mixed with fluxes and smelted in an induction furnace to produce doré bullion. General Infrastructure The administration building is currently planned as a modular building. The administration building will be approximately 46 m x 43 m and will provide office space, conference rooms, main IT infrastructure and the operations change rooms for the site. Items such as the security building, emergency response vehicle bays, and potable water treatment facility were considered under the general infrastructure. An assay and metallurgical laboratory will also be constructed onsite. The laboratory will provide operational support for grade control sample analysis, process assays, as well as metallurgical testing for the site. The laboratory will be located near the administration building and the ADR or mill area. Water There are no water resources onsite at Silicon. Water resources for mining at Silicon must be obtained from the groundwater in the Crater Flats (Basin 229), Oasis Valley (Basin 228) or Sarcobatus (Basin 146) hydrographic basins. The Beatty Water and Sanitation District (BWSD) has substantial water rights in the Oasis Valley and Amargosa hydrographic basins and it is possible that Silicon process water could be provided by a utility agreement with them. The termination of the water network operated by the BWSD is located at Highway 95 across from the Fluorspar Canyon access road. In addition, Corvus Gold has purchased a 1.74 km2 (430 acres) property located 48 kilometres (30 miles) to the north of Silicon in the Sarcobatus hydrographic basin which included a 197 Mm3 (1600-acre-foot) water right. Water may potentially be available from this source. Pit dewatering, plant retention and reclamation will be utilised to minimise the freshwater requirements. Power Electrical power is available in the immediate area of the project by Valley Electric Association (VEA), Inc., which is headquartered in Pahrump, Nevada. VEAs primary 138-kV power line is fed from Pahrump and runs along the west side of US Highway 95, past the Fluorspar Canyon road, connecting to the Beatty substation. The line also services the Nevada National Security Site (Nevada Test Site) to the south. The Beatty substation consists of a single 20 MVA stepdown transformer, providing power on VEAs distribution network at 24.9 kV. An existing single-phase powerline also currently runs along Fluorspar Canyon road, providing power to a communications tower in the Bare Mountains above the historic Secret Pass open pit. No spare transformer is installed or available at the Beatty substation. A power study for the Silicon project has been provided by Forte Dynamics and includes consideration of renewable energy alternatives that present a considerable opportunity for further investigation in the PFS. All necessary logistics have been considered as part of the study of the Silicon project. The Silicon project is located in a region that has sufficient capacity and capability to provide all necessary infrastructure and services to construct and maintain the operations of the project. In the opinion of the QP, the planned infrastructure is adequate to support the anticipated production targets from the operation. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 48 16 Market studies The principal commodities produced at Silicon are gold and silver, which are freely traded at prices that are widely known, so that prospects for sale of any production are virtually assured. There is potential that silica could be mined and sold as a by-product. There are historical examples of silica mining in the area. It is assumed that a high purity doré bullion will be produced at the Silicon ADR plant for commercial refining. It is assumed that the produced doré bullion will be shipped by road to a commercial refiner in the region, such as Asahi Refining (previously Johnson Matthey) in Salt Lake City, Utah. Selected refiners will be accredited on the Good Delivery List of the London Bullion Market Association. Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the AngloGold Ashanti Mineral Resource and Ore Reserve Steering committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve are provided by the RRSC. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price, as well as the Company’s view of the future prices. The prices are set to provide a positive margin for AngloGold Ashanti’s operations. The Mineral Resource price reflects the company's upside view of the gold price and at the same time ensure that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business Plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AngloGold Ashanti’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. No material contracts required for development have been drafted or issued at this time, given the early stage of property assessment. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting AngloGold Ashanti holds a Plan of Operations (PoO) and Decision Record/FONSI with the BLM to conduct exploration activities on BLM land in southern Nye County, NV. AngloGold Ashanti also has a Reclamation Permit with the BLM and Nevada Division of Environmental Protection (NDEP) that stipulates reclamation requirements and bonding costs. Environmental baseline studies were conducted by consultants on behalf of AngloGold Ashanti as part of the Exploration Plan of Operations with the Bureau of Land Management (BLM). These studies include the analysis of environmental justice, socioeconomics, recreation, and cultural resources. A consultation with the Timbisha Shone tribe (Native American) was conducted by the BLM. Coordination between BLM and the tribe will continue. The BLM coordinates with local, state, and federal agencies as part of the project scoping process. Individuals and other groups have the public comment period to submit comments, concerns, and questions on the proposed activities. These comments are reviewed by the BLM for applicability to the proposed project. Changes to the program are made if appropriate. The environmental permitting process by BLM (baseline studies, EA, Decision Record/FONSI) determined that the AngloGold Ashanti exploration activities would have no impacts to these resources. Environmental compliance with the current approvals is managed through site inspections and required regulatory submissions. An Environmental Management System (EMS) is in development and will be part of the PFS program.

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 49 The required permits to operate a mine in Nevada have been compiled by the Nevada Division of Minerals (NDOM) in Patterson (2018) and available on the NDOM website: https://minerals.nv.gov/uploadedFiles/mineralsnvgov/content/Programs/Mining/SPL6_StAndFedPermitsR equired_Upd20180730das.pdf. The data required for the various applications will be compiled during the PFS phase. The timelines for application submittal, agency review, and agency approval are established by agency guidance. AngloGold Ashanti anticipates submitting technically and administratively complete applications and receiving timely approval. The baseline permitting for the mine plan will be scoped to anticipate issues for Interested and Affected Parties (I&APs) in the area. These issues are expected to include water resources and threatened and endangered species (desert tortoises and golden eagles). The draft and final Environmental Impact Statement (EIS) will identify the impacts and the mitigation measures will be part of the project Record of Decision (ROD). 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management Waste rock and tailings disposal details will be studied in the PFS. The design and geotechnical analysis of these components will be part of the mining application to the Nevada Division of Environmental Protection (NDEP) and the BLM. Site monitoring, water management and closure are included in the mining application to the NDEP and BLM. These programs will be analysed and the appropriate documents prepared during the PFS program. Based on Concept Study work, no significant issues are anticipated. 17.3 Socio-economic impacts The mine permitting process (baseline studies and EIS) will scope and analyse social impacts of the mine activities such as recreation, social justice and disparate economic impacts. Any mitigation measures will be proposed in the EIS and approved in the ROD. The potential material socio-economic and cultural impacts are unknown at this time and will be identified during the scoping phase and included and analysed in the baseline study. Mitigation measures will be proposed and approved in the EIS and ROD. 17.4 Mine closure and reclamation Mine closure planning, bonding and permitting are managed by the State of Nevada through the NDEP. The closure plan will be prepared based on the PFS design and submitted to NDEP (and NBLM) as part of the Water Pollution Control Permit with the NDEP. The closure plan will provide provisional methodologies and details on the closure and reclamation tasks for the permitting components (e.g., heap pads, mill dismantling/demolition, waste rock facilities). The provisional closure costs are determined based on a standardised reclamation cost calculator (BLM and NDEP). These costs are the required assurance bond for the project. 17.5 Qualified Person's opinion on adequacy of current plans The baseline and permitting process with state and federal agencies is designed to adequately characterise the current conditions and the affected environment (including social and cultural resources and/or entities). All stakeholders have opportunity to comment on the project via public scoping at the kick-off of the project and later in the process via presentations, meetings, and written and electronic submissions during comment periods. Environmental compliance of the project is established by state and federal regulations. The submitted baselines, impact assessments, and permit applications assess the project compliance with applicable regulations to determine adequacy. Gaps or inadequate environmental protections will require revision and resubmission of permit applications. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 50 17.6 Commitments to ensure local procurement and hiring No commitments have been made to ensure local procurement and hiring at this stage. However, aligned with AngloGold Ashanti’s principles and values, the Silicon project intends to continue to build on stakeholder engagements to date, establishing successful, beneficial and sustainable relationships with stakeholders at all levels. These social partnerships, while potentially different at each level (e.g. local community, NGOs, state government, etc.) will aid in AngloGold Ashanti securing the necessary social license to operate while contributing to a sustainable future for the communities in which we are located. As part of the Concept Study, a Preliminary Project Stakeholder Engagement Plan (the Plan) was developed, and baseline studies will be conducted and integrated into the Plan during PFS. Currently, the greater southern Nevada community (Beatty, Pahrump, Tonopah) likely has the human capital, service providers, and local industry to support ongoing project operations, with some limited caveats. An available workforce is presumed if AngloGold Ashanti considers all the surrounding communities, however, the workforce is likely not trained for mining operations so a robust training program must be assumed. Further, current residential housing in Beatty is inadequate, but housing appears to be available in both Pahrump and Tonopah. Part of the community outreach during PFS will be to meet with the town of Beatty leadership to discuss the extent to which the community wants an increased personnel footprint in town, and whether AngloGold Ashanti will look to house employees in Beatty or the surrounding communities. Similarly, Beatty currently does not have a grocery store and has limited opportunities for the purchase of dry goods, limited dining options, and limited temporary housing (motels, etc.). All of these community shortcomings may well be resolved with an increased mining presence, and AngloGold Ashanti will be looking to assist in local business growth plans, to the extent the community sees that as favourable, and consistent with AngloGold Ashanti’s operational planning, policies, standards, etc. 18 Capital and operating costs 18.1 Capital and operating cost estimates Financial evaluation of the deposit uses a gold price of $1,500/oz for Mineral Resource. This is in line with AngloGold Ashanti’s corporate guidelines. All the optimisations and analyses have been done using US dollars, and as such no exchange rate has been applied. The royalty applied was 2.5%. The key operating and capital costs are: OPEX: • Mining cost $2.03/tonne • Processing cost $3.82/treated tonne • Closure cost $0.12/tonne • General and Administration $0.5/treated tonne • Stay-in-business capital $0.38/treated tonne CAPEX (including 30% contingency): • Surface mining $11M • Crushing and Grinding $160M • Heap leach $61M • Access Road $8M The calculated cut-off grade for gold ranges from 0.14 g/t to 0.21 g/t depending on recovery. The calculated cut-off grade for silver ranges from 15.5 g/t to 27.9 g/t dependent on recovery. The calculations are shown in section 11.4. The capital costs were estimated to 30%. This estimate has been prepared using a combination of benchmarked, quoted, estimated and factorised information to provide a level of accuracy consistent with a conceptual level of engineering. A 30% contingency has been applied to the direct capital costs, surface mining and access road capital costs. The overall capital cost estimate for the preferred crushed heap leach option and annual capital expenditure are shown in the tables below. The capital costs were derived from various sources. The surface mining capital costs were estimates based on literature review from studies and operational reports from projects of similar size operations. The processing capital was developed by Forte. The heap leach capital was developed by NewFields. The AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 51 stay-in-business capital (SIBC) is an estimate based on literature review of other studies and operations of similar size. The surface mining cost was developed from an equipment numbers, operating hours and hourly costs, including labour. The process operating cost was developed based on labour, operating costs including reagents, power and maintenance. The closure and General/administration costs are estimated based on other studies and operations of a similar size. The operating costs and annual operating cost expenditure are shown in the tables below. Overall capital cost estimate (excl. contingency) Item Capital Cost ($M) Process direct 100.1 Process indirect 30.4 Heap leach direct 46.5 Heap leach indirect 7.6 Surface mining 8.1 Access road 5.9 Total 198.5 Annual capital expenditure ($M) Item Year Total 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Surface mining 6 4 - - - - - - - - - - - - - 11 Pre-strip 52 62 66 71 - - - - - - - - - - - 252 Process direct 52 78 - - - - - - - - - - - - - 130 Process indirect 12 18 - - - - - - - - - - - - - 30 Heap leach direct 14 14 - 13 - - - 13 - - - - - - - 53 Heap leach indirect 2 2 - 2 - - - 2 - - - - - - - 8 Access road 8 - - - - - - - - - - - - - - 8 SIBC 2 3 3 3 3 3 3 3 3 3 3 3 1 1 1 31 Total 148 181 69 88 3 3 3 17 3 3 3 3 1 1 1 522 Operating cost estimate Element Unit Rate Mining cost $/tonne 2.03 Processing cost $/treated tonne 3.81 Rehandle cost $/Treated tonne 0.80 Closure cost $/tonne 0.12 General and Admin. $M/yr 3.5 Annual operating cost estimate ($M) Item Year Total 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 Mining (excluding pre-strip) 0 80 77 72 121 81 64 45 39 32 20 9 0 - - - - 640 Processing 0 12 27 27 27 27 27 27 27 27 27 17 12 11 11 - - 305 Rehandle 0 3 6 6 6 6 6 6 6 6 6 3 0 - - - - 56 General and Administration 2 4 4 4 4 4 4 4 4 4 4 4 1 1 1 - - 43 Closure - - - - - - 3 3 3 3 3 3 3 3 10 10 10 52 Total 3 99 113 108 156 117 102 84 77 70 59 35 15 15 23 10 10 1,095 AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 52 18.2 Risk Assessment A facilitated risk assessment was completed to identify all the major risks potentially impacting on the project, based on the AngloGold Ashanti Risk Assessment Guidelines. The assessment took place on 21 July 2021 and involved key members of the project team, co-facilitated by the Project Manager and two members of the AngloGold Ashanti Corporate team (VP Mineral Resources and VP Mine Planning). The primary objective of the risk assessment was to identify hazards with the potential to cause harm to individuals, communities or the investment opportunity with the aim of developing, implementing and evaluating risk prevention or mitigation control mechanisms. Risks were classified in terms of major areas, i.e., health and safety, geology, Mineral Resource, mining and geotechnical, geometallurgy, metallurgy, engineering and infrastructure, community and environmental, legal and regulatory, financials, project implementation and business case evaluation. The secondary objective is the provision of adequate qualitative information to be used during decision making processes related to the project. At this stage in the project life, there remain significant risks and opportunities in geology and the delineation of the Mineral Resource, with confidence in the known orebody based on relatively sparse drilling suitable for Inferred Mineral Resource classification and exploration upside potential. The current pit limits are largely data constrained and not defined by drilling. The metallurgical characteristics of the orebody require further investigation to establish optimum processing routes, including optimisation of the grind size versus recovery, as well as improved characterisation of the considerable variability in recovery responses amongst the various material types. Mining risks and opportunities include selectivity studies to determine the appropriate SMU to minimise ore loss and dilution, as well as opportunities in application of mining technology to improve productivity and reduce costs. Geotechnical characterisation will require further work to test and refine current assumptions, especially given the variability in lithotypes as noted above. Environmental and permitting risks are mainly associated with potential delays to project progression and permitting remains a critical path. The project is highly sensitive to gold price and particularly to price increase, which has a significant impact on economic metrics. The risk management plan for the PFS phase of work continues to align to AngloGold Ashanti’s hazard and risk management process mapping. The Silicon project will have a risk management process in place to manage risks to a level that is as low as reasonably practicable. This involves the establishment of context and scope, identification and understanding of the hazards, identification of unwanted events, consideration of the required controls, analysis and evaluation of the risks, treatment of the risks, and monitoring and review. Competent personnel must be involved in all steps on the process, along with adequate communication and consultation at every step. Their input to the process offers the benefit of combined knowledge, experience and creativity, as well as commitment to outcomes. Risk escalation will be prioritised and will often include a process that elevates the issue to a higher level of management to be informed of the risk, and to also provide feedback on risk acceptance. Consistently applied principles of risk, specifically communication and consultation, will support the process to not deviate, and further this minimises that risk escalation itself does not further jeopardize project outcomes. 19 Economic analysis 19.1 Key assumptions, parameters and methods Gold and Silver prices used for the Mineral Resource are Au at $1,500/oz and Ag at $25.15/oz; these prices are determined by the Registrant on an annual basis. The prices used are in USD and therefore do not have an exchange rate applied. For the analysis a 2.5% Royalty has been applied. This reflects the regional royalty that will be applicable.

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 53 19.2 Results of economic analysis For the Concept Study techno-economic assessment, mine planning and scheduling were completed and subsequently updated. However, it must be noted that unlike a Mineral Reserve, a Mineral Resource does not have demonstrated economic viability. The results from the economic analysis show that the Silicon project supports potential economic viability and demonstrates reasonable and realistic prospects for economic extraction. The current results show that the Silicon project is a low AISC (less than $1,000/oz) operation that shows robust cashflow over the life of the project. The current financials can be readily enhanced through several different scenarios, such as reduction in capital, early gold, reduction in early mining cost associated with oxide and short hauls, as well as achieving synergies with other exploration targets and other near-mine projects. 19.3 Sensitivity analysis The sensitivity for the project has been evaluated for variations in the gold price assumption, gold recovery assumption, operating cost and capital cost. The pit is robust, with variations in tonnes and ounces of less than 10% between the base case of $1,500/oz. and pits shells generated with plus or minus $200/oz. 20 Adjacent properties Information presented here has been publicly disclosed by the owner or operator of the adjacent property and is referenced accordingly. This information has not been verified by the authors of this report and the information is not necessarily indicative of the mineralisation on the Silicon project. At least sixteen modern-day gold deposits are known from the Bare Mountains and Bullfrog Hills. Defined Mineral Resource in the greater Bare Mountains Bullfrog Hills district are controlled by four companies: Coeur Mining Inc., Corvus Gold, Augusta Mineral Resource, and Waterton Resources Ltd. Additionally, Kinross has exploration activities on the western part of the Bullfrog district as well as to the southeast of Silicon. Note that as of 31 December 2021, AngloGold Ashanti has entered into a definitive arrangement agreement (dated as of September 13, 2021) to acquire all the issued and outstanding common shares of Corvus Gold. In the greater Bullfrog Hills Bare Mountain district, there are three types of mineral occurrences: 1) advanced argillic zones (such as Silicon) from which minor amounts of mercury were produced, 2) Carlin- like disseminated gold deposits, and 3) quartz-adularia Au, Ag veins and disseminated deposits. The Bare Mountain Carlin-like disseminated gold deposits (Mother Lode, Sterling, Secret Pass, SNA, Daisy, Reward) occur 6-9 km south of the Silicon prospect. Corvus Gold holds the Mother Lode deposit, Waterton Resources the Reward deposit, and Coeur Mining holds the remainder of the deposits in this area. The Bullfrog district, located 12 km to the west of Silicon, is an historic quartz-carbonate-adularia vein camp. The North Bullfrog project, located 11 km north-northeast of the historic Bullfrog camp, is being actively explored by Corvus Gold. The Mother Lode deposit, located 5.8 km south of Silicon, is the closest defined Mineral Resource to Silicon. The Mother Lode deposit was previously mined in the late 1980s as an open pit heap leach operation producing 34,000 ounces gold at an average grade of 1.8 g/t Au. Current Measured and Indicated Mineral Resource at Mother Lode totals 60.24M tonnes averaging 0.80 g/t Au (1.55 Moz Au), with an additional 0.17 Moz Inferred Mineral Resource as defined in the PEA issued November 2020 (Wilson et al., 2020a). Approximately two-thirds of the Mineral Resource is sulphide material proposed for BIOX mill treatment and one-third is oxide material proposed for heap leach processing. At North Bullfrog, Corvus Gold has four deposits with defined Mineral Resource (Yellow Jacket, Sierra Blanca, Jolly Jane, and Mayflower), as well approximately 16 grassroots targets. The Yellow Jacket high- AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 54 grade vein zone is contained within the proposed pit for the Sierra Blanca deposit. With the exception of Yellow Jacket, these are very low-grade deposits. Current Measured and Indicated Mineral Resource at the combined North Bullfrog project total 2.1 Moz Au and 10.3 Moz Ag, with an additional 0.4Moz Au and 1.3 Moz Ag Inferred Mineral Resource as defined in the October 2020 PEA issued November 2020 (Wilson et al.,2020b). Approximately half of the Mineral Resource is high-grade material assigned to the gravity mill circuit and half is low-grade oxide material proposed for heap leach processing. The North Bullfrog project area has been well explored by drilling with an estimated 711 drill holes (RC and core) totalling 138,285 metres from 1976 to present. There has been minimal historic production from this area, excluding the Mayflower and Pioneer mines, which had limited but unknown production of high-grade gold. Merlin is an early-stage AngloGold Ashanti prospect that occurs at the southern boundary of the Silicon claim block. The mineralisation as currently known appears to straddle three different claim blocks: AngloGold Ashanti, where it is known as Merlin; Corvus Gold, where it is termed the Lynnda Strip; and Coeur Mining, where it is called C-Horst. The mineralisation can be described as broad zones of strongly hematized oxide gold mineralisation with multiple high-grade quartz-adularia veins. Whilst numerous encouraging intersections have been reported to date across the deposit, overall information on the occurrence is preliminary and drilling continues. Adjacent properties information for the Corvus Gold Mother Lode project is sourced from the following: 'Technical Report and Preliminary Economic Assessment for Biox Mill and heap leach Processing at the Mother Lode project, Bullfrog Mining District, Nye County, Nevada, October 7, 2020' (Wilson et al., 2020a). Information for the Corvus Gold North Bullfrog project is sourced from the following: ‘Technical Report and Preliminary Economic Assessment for Gravity Milling and Heap Leach Processing at the North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada, October 7, 2020' (Wilson et al., 2020b). Note that the Corvus Mineral Resource estimates for Mother Lode and North Bullfrog as presented herein are not endorsed by AngloGold Ashanti and will be re-estimated by AngloGold Ashanti in 2022. The adjacent properties information has not been independently verified by the QP and are not necessarily indicative of the mineralisation on the Silicon project. Information from the adjacent properties is clearly distinguished as such throughout the Technical Report Summary. 21 Other relevant data and information 21.1 Inclusive Mineral Resource No Mineral Reserve has been developed for the Silicon project and therefore inclusive Mineral Resource is equal to the exclusive Mineral Resource. 21.2 Inclusive Mineral Resource by-products Silver inclusive Mineral Resource Silicon open pit Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 120.44 3.66 441 14.17 21.3 Mineral Reserve by-products A Mineral Reserve has not been estimated for the Silicon project therefore this is not applicable. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 55 21.4 Inferred Mineral Resource in annual Mineral Reserve design A Mineral Reserve has not been estimated for the Silicon project therefore this is not applicable. 21.5 Additional relevant information Geometallurgical testwork and interpretation Early-stage geometallurgical testwork, undertaken during the Silicon Scoping Study (2019), identified a strong relationship between alteration type, oxidation state and recovery behaviour. This understanding formed the basis for the selection and compositing of the Concept Study master composite and variability composite samples. Both oxidized and fresh examples of the two main alteration types encountered were subjected to a broad suite of co-located metallurgical and (geometallurgical) proxy tests. Good correlation was observed between proxy Leeb hardness measurements and modified Bond ball mill work index results, as well as between 30 g shake leach recoveries and those returned for 6.3 mm coarse bottles and 12.5 mm column tests, while there are early indications that point to the potential viability of developing regression-based geochemical CIL recovery proxies. These findings support the ongoing use of existing geometallurgical proxy datasets to constrain distinct metallurgical behaviour and effectively domain the deposit. In anticipation of the upcoming PFS and given the convincing heap leach recoveries returned to date, further work was undertaken to develop a preliminary heap leach recovery model based off a combination of the available proxy datasets and recently acquired co-located higher-order Metallurgical test results. A series of 20 m x 20 m x 10 m Kriged block models were produced; one based on the “normal” Au assay data and one based on the leached Au attributed to the shake leach test. The final shake leach recovery was subsequently calculated by comparing the estimated gold value to the predicted amount of leached gold on a block-by-block basis. The resulting recovery values were capped to 100%, with a value of 100.1% being assigned to any records exceeding this cap to allow these values to be traceable for follow-up validation. This basic approach was applied to successively model shake leach recoveries for both the high-grade and low-grade portions defined for the deposit. To convert the resulting shake leach models to equivalent heap leach recoveries, the regression equation, resulting from correlation of 6.3 mm Coarse Bottle Roll to 12.5 mm heap leach column tests, was substituted into the equation resulting from co-located 30g shake leach to 6.3 mm Coarse Bottle Roll correlation, and solved for 12.5 mm HL. This final heap leach recovery model was then reviewed against revised alteration, oxidation and mineralisation (both Au and Ag) models, where good alignment was observed in accordance with the current geometallurgical understanding of the deposit. The heap leach recovery model can be used to inform future metallurgical sampling and compositing and will be further validated by means of additional co-located 30 g shake leach, coarse bottle roll and leach column testwork. Side-by-side comparison of the A) Au_ppm (fire assay) and B) AuL_ppm shake leach models AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 56 Long section across the Silicon deposit depicting the preliminary heap leach recovery model and proposed $1,200 Pit outline in relation to the general oxide/fresh Interface and the various alteration domains 21.6 Certificate of Qualified Person As the author of the report entitled Silicon: Technical Report Summary, I hereby state: 1. My name is Derek Nicholson. I am the Qualified Person for the (Mineral Resource). 2. My job title is: Manager: Projects and Modelling. 3. I am a Certified Professional Geologist (CPG-11829) through the American Institute of Professional Geologists, Member of the AusIMM (Australasian Institute of Mining and Metallurgy, registration number 306185) and have a BSc (Geology) and Postgraduate Certificate (Geostatistics). 4. I have 19 years of relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the report, the omission of which would make the report misleading. 7. I declare that this report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd. 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer, AngloGold Ashanti Ltd for the 2021 final Mineral Resource. 11. At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading. 22 Interpretation and conclusions The 31 December 2021 Silicon Mineral Resource is compiled in accordance with AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve, and following AngloGold Ashanti’s adopted international reporting Codes: SAMREC Code (2016), and the S-K 1300 requirements of the US Securities and Exchange Commission (SEC).

AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 57 This report has been prepared for AngloGold Ashanti based on the Silicon project Concept Study and information provided by the technical specialists and Qualified Person. Information presented and used is according to the project stage and no fatal flaws have been identified during internal peer reviews and project study steering committees. The Silicon project Concept Study outcomes reflect a robust low-AISC operation that shows considerable upside potential and warrants progression to a PFS level. Exploration work is ongoing, with infill drilling as well as further delineation of the deposit that is currently open in most directions. Whilst the information provided supports a Mineral Resource declaration, the level of study and level of drilling does not allow for a Mineral Reserve to be declared at this time. Plans are in place to advance the project through to the PFS study stage for optimisation of the current preferred heap leach open pit operation and to investigate possible alternative processing routes and mining options. In support of this will be drilling to increase the geological confidence to an Indicated Mineral Resource suitable for Mineral Reserve development, and performance of further metallurgical, environmental and geotechnical testwork and assessment. 23 Recommendations The following are recommended next steps to address key technical risks, improve the Mineral Resource and advance the Silicon project: Infill drilling to improve the confidence of the Mineral Resource to Indicated Mineral Resource classification (40m x40m spacing) and continued Inferred Mineral Resource drilling (80m x 80m spacing) to further delineate the deposit along strike, down plunge and to the west. Metallurgical testwork and subsequent modelling to include feed variability work covering all major alteration types and oxidation states, both for comminution and processing properties. Consider testwork by lithology at the PFS stage, including ROM sized ore if accessible. Advancement into PFS towards development of Mineral Reserve and demonstration of economic viability, in concert with advancement of the required permitting process. 24 References 24.1 References AngloGold Ashanti, Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021. Internal Document. AngloGold Ashanti, Core Logging & Rig Management Procedure, 2021. Internal Document. Carr M.D., Sawyer D.A., and Mimz K., Maldonado F., and Swadley W.C., 1996. Digital bedrock geological map database of the Beatty 30 x 60-minuite quadrangle, Nevada and California. USGS open- file report 96-291, 41 pp. Kral, V.E., 1951, Mineral Resources of Nye County, Nevada, University of Nevada Bulletin (45) 3, Geology and Mining Series No. 50, Nevada State Bureau of Mines and the Mackay School of Mines, University of Nevada, Reno. Forte, 2021, 147003 - AGA Silicon Concept Study Basis of Design and Estimate_Rev B, Aug 2021. Unpublished report prepared for AngloGold Ashanti by Forte Dynamics Inc., Fort Collins, Colorado. Fridrich, C.J., 1998, Tectonic Evolution of the Crater Flat Basin, Yucca Mountain region, Nevada, USGS Open File 98-33, 44 pp. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 58 NewFields, 2021, Capital Cost Estimate, Basis of Estimate, Rev B, July 2021. Unpublished report prepared for AngloGold Ashanti by NewFields Mining Design & Technical Services, Sparks, Nevada. Patterson, L.M., 2018, State and Federal permits required in Nevada before mining or milling can begin, Special Publication L-6, Nevada Bureau of Mines and Geology, Nevada. https://minerals.nv.gov/uploadedFiles/mineralsnvgov/content/Programs/Mining/SPL6_StAndFedPermitsR equired_Upd20180730das.pdf. Ristorcelli, S.J., and Ernst, D.R., 1991, Summary report USNGS (U.S. Nevada Gold Search Joint Venture) Exploration 1990-1991, Nye County, Nevada, pvt. rpt., 84 pp. Schilling, S. P., 1994, Geology of the Western Beatty Wash Area, M.S. Geology thesis, Colorado School of Mines, T-4487, 122 pp. Wilson, S.E., Cole, M., Easton C.L., Delong, R., 2018, Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nevada, Nye County, Nevada (43-101 report), 279 pp. Wilson, S.E., Young, M.R., House, A.R., Delong, R., and Malhotra, D. (2020a), Technical Report and Preliminary Economic Assessment for Biox Mill and Heap Leach Processing at the Mother Lode Project, Bullfrog Mining District, Nye County, Nevada, October 7, 2020, NI 43-101 Report for Corvus Gold, Inc., filed on SEDAR.COM, dated November 21, 2020. Wilson, S.E., Young, M.R., House, A.R., Delong, R., and Malhotra, D. (2020b), Technical Report and Preliminary Economic Assessment for Gravity Milling and Heap Leach Processing at the North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada, October 7, 2020, NI 43-101 Report for Corvus Gold, Inc., filed on SEDAR.COM, dated November 21, 2020. 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 59 Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. AngloGold Ashanti Silicon - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 60 Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset.

AngloGold Ashanti Silicon - 31 December 2021

Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.

Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience.

Quartz: A hard mineral consisting of silica dioxide found widely in all rocks.

Recovered grade: The recovered mineral content per unit of ore treated.

Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein.

Refining: The final purification process of a metal or mineral.

Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward.

Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues.

Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage.
It is expressed in both a grade and tonnage number.

Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material.

Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy.

Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit.

Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities.

Stoping: The process of excavating ore underground.

Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined.

Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted.

Tonnage: Quantity of material measured in tonnes.

Tonne: Used in metric statistics. Equal to 1,000 kilograms.

Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded.

Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne.

Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars.

25 Reliance on information provided by the Registrant

Reliance on the information provided by the registrant includes guidance from the annual update to the Guidelines for Reporting. This guideline is set out to ensure the reporting of Exploration Results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti's business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti.

Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house

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AngloGold Ashanti Silicon - 31 December 2021

using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

Gold price

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

		Local prices of gold			
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve(3)	**1,200**	**1,633**	**6,182**	**134,452**	**3,849,000**
2020 Mineral Reserve(2)	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource(1)	**1,500**	**2,072**	**7,940**	**173,065**	**5,336,250**

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

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